U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

(Name of Small Business Issuer in its charter)

NEVADA	8741	88-0350156
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3803 Mission Blvd. Suite 290, San Diego, California 92109
(858) 488-7775

(Address and telephone number of principal executive offices)

3803 Mission Blvd. Suite 290, San Diego, California 92109

(Address of principal place of business or intended principal place of business)

Rite, Inc.

1905 South Eastern Avenue

Las Vegas, NV 89104

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: The proposed date of sale will be as soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     N/A

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      N/A

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  N/A

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.            N/A

Calculation of Registration Fee

Title of each Class of Securities To be Registered	Dollar Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common	30,392,095	$0.07(1)	$2,127,446.72	$269.55

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act, based on an average of the high and low prices as reported on the Over-The-Counter Bulletin Board as of April 20, 2004.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.

SELLING STOCKHOLDERS' PROSPECTUS

Securities Being Offered	Up to 30,392,095 shares of common stock. The offering price will be determined by market factors and the independent decisions of the selling shareholders. The maximum offering price for the securities offered by selling shareholders will be $.07, based on average of the high and low prices as reported on the Over-the-Counter Bulletin Board.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued And to be Issued	All of the common stock to be sold under this prospectus will be sold by existing shareholders.

The information in this prospectus is not complete and may be changed. International Sports and Media Group, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

International Sports and Media Group, Inc. trades its stock on the Over-The-Counter Bulletin Board. Its symbol is ISME.

This offering involves a high degree of risk; see RISK FACTORS, beginning on page 5, to read about factors you should consider before buying shares of the common stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Item in Form SB-2 Prospectus Caption	Page
Front of Registration Statement and Outside Front Cover Page of Prospectus	1
Inside Front and Outside Back Cover Pages of Prospectus	2
Summary Information and Risk Factors	4
*Risks Related To ISME's Industry	5
*The Company Is In Default ON Its Current Debt Obligations, And It May Not Have Sufficient Income Or Liquid Assets To Pay The Dividends Guaranteed To Holders Of The Series B Shares	5
*Our Failure To Attract And Retain Highly Qualified Personnel To Operate And Manage Our Business Could Adversely Affect Our Business	5
*Our Failure To Obtain Additional Financing When Needed Would Adversely Affect Our Business	5
*There Is Substantial Doubt About Our Ability To Continue As A Going Concern Due To Recurring Losses And Working Capital Shortages, Which Means That We May Not Be Able To Continue Operations Unless We Obtain Additional Funding	5
*Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly	6
*Our Common Stock Is Subject To Penny Stock Rules	6
*We Expect Our Quarterly Results To Fluctuate. If We Fail To Meet Revenue And Earnings Estimates, Our Stock Price Could Decline	6
*Our Operating Results Are Subject To Seasonal Fluctuations That May Impact Our Revenue	7
*Our Non-U.S. Operations Will Be Subject To Risks That Could Negatively Impact Our Future Operating Results	7
*The Success Of Our Non-U.S. Operations Is Dependent On The Ability Of Our Management Team To Work Together With The Management Teams Of Our Business Partners.	7
*Our Ability To Successfully Expand Our Concept Will Depend On Our Ability To Establish And Maintain "Brand Equity" Through The Use Of Our Trademarks, Service Marks, Trade Dress And Other Proprietary Intellectual Property, Including Our Name And Logo.	7
*We Have A History Of Operating Losses, And We May Not Be Able To Achieve Or Maintain Profitability	7
*Demand For Our Products And Services May Be Especially Susceptible To Adverse Economic Conditions	8
*Our Business Is Subject To Currency Fluctuations That Could Adversely Affect Our Operating Results	8
*Our Business Will Not Operate Efficiently If We Are Unable To Manage Our Growth Effectively	8
*We May Not Be Successful In Our Efforts To Identify, Complete Or Integrate Acquisitions	8
*Our Ability To Offer Our Products And Services May Be Affected By Natural Disasters, Strikes And Other Unpredictable Events	8
Risks Associated With The Offering	8
*Shareholders May Experience A Taxable Event Upon Conversion Of The Series B Shares To Common Shares	8
*Shareholders Will Suffer Dilution In The Value Of The Common Shares	9
*Transferability Of The Securities Is Restricted	9
*Our Failure To Comply With Certain Exemptions For Securities Registration Could Result In Penalties Or Rescission Rights	9
*There Is No Limitation On Our Ability To Incur Other Indebtedness	9
*Shareholders Will Not Be Able To Rely On The Review Of An Independent Underwriter	10
*Our Common Stock May Become Oversubscribed And We Will Require Approval Of Our Shareholders Prior In Order To Authorize Additional	10
*Shares Of Stock To Cover The Conversion Of The Series B Shares	10
Use Of Proceeds	10
Determination of Offering Price	10
Dilution	10
Selling Security Holders	11
Dividend Policy	16
Plan of Distribution	16
Legal Proceedings	17
Directors, Executive Officers, Promoters and Control Persons	18
Security Ownership of Certain Beneficial Owners and Management	19
Description of Securities	20
Interest of Named Experts and Counsel	20
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	21
Organization within Last Five Years	21
Description of Business	21
Management's Discussion and Analysis or Plan of Operation	33
Certain Relationships and Related Transactions	38
Market for Common Equity and Related Stockholder Matters	38
Executive Compensation	40
Financial Statements	42
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	64
Indemnification of Directors and Officers	64
Other Expenses of Issuance and Distribution	64
Recent Sales of Unregistered Securities	65
Exhibits	66
Undertakings	68
Signatures	68

Until _________________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY INFORMATION AND RISK FACTORS.

Prospectus Summary. The following summary is only a shortened version of the more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

The selling shareholders named in this prospectus are offering all of International Sports and Media Group, Inc's ("ISME" or the "Company") shares of common stock offered through this prospectus. Some of the shares being offered were acquired by the selling shareholders directly from us in a private offering that was relied upon as being exempt from registration under the Regulation D and Section 4(6) of the Securities Act of 1933. The remaining shareholders obtained their shares upon conversion of debt to securities.

ISME's common stock is presently traded on the Over-The-Counter Bulletin Board under symbol ISME. 76,208,897 shares of common stock are issued and outstanding as of April 20, 2004.

SEE DILUTION AND RISK FACTORS.

SUMMARY

International Sports and Media Group, Inc., which was founded in 1997 as San Diego Soccer Development Corp, is a marketing communications firm focused on assisting companies increase their brand awareness using its expertise in the sports and media sector with services including marketing, corporate communications, hospitality, public relations, financial advisory and sponsorship. International Sports and Media Group intends to provide most of it services through its wholly-owned subsidiaries, Pan American Relations, Inc. ("PAR"), International Football Finance Group ("IFFG") and Global Hospitality Group ("GHG").

Our executive offices are located at 3803 Mission Blvd. Suite 290, San Diego, California 29109, and our telephone and facsimile numbers, respectively, are (858) 488-7775 and (858) 488-2828.

The Company incurred a loss in the amount of $1,018,467 for its most recent year ending December 31, 2003. ISME had cash in the amount of $3,853 as of December 31, 2003. ISME's business plan calls for spending of approximately $526,200 over the next twelve-month period. Accordingly, ISME does not have sufficient cash to proceed with our business plan at this time and will not be able to proceed with our business plan without additional financing.

SUMMARY FINANCIAL INFORMATION

The following is a summary of our financial information and is qualified in its entirety by our audited consolidated financial statements included elsewhere in this Prospectus.

	As of
	December 31, 2003	December 31, 2002

Consolidated Balance Sheet Data

Total Assets	127,463	11,502

Common Stock	73,549	31,535

Paid-in Capital	7,545,805	6,274,203

Retained Earnings
(Accumulated Deficit)	(9,673,490)	(8,655,023)

Total
Shareholders' equity	(2,051,413)	(2,349,565)

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the following information about those risks, together with the other information contained in this prospectus and any other filings we make with the United States Securities and Exchange Commission before you decide whether to buy our shares. Should any one or more of these risks actually materialize the results of our operations and our financial condition would likely suffer. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.

 The Penny Stock Reform Act (Securities Exchange Act  3(a)(51A)) defines a penny stock as an equity security that is not registered on a national stock exchange or authorized for quotation on NASDAQ, and that sells for under $5.00 per share. ISME's stock will be considered a penny stock under said Act. Since ISME's stock will be considered a penny stock, a broker-dealer is required to provide a risk disclosure statement to a customer prior to recommending the sale of its stock. This could severely limit the ability to create a market for shares of ISME's stock.

Risk Factors Related to International Sports and Media Group, Inc.

 The Company Is In Default On Its Current Debt Obligations, And It May Not Have Sufficient Income Or Liquid Assets To Pay The Dividends Guaranteed To Holders Of The Series B Shares.

            The Company is currently in default on its debt obligations and will not be able to cure the default without a substantial change in its financial condition. In addition, there is no guarantee that the Company will be able to pay the dividends guaranteed to the holders of the Series B Shares.

Our Failure To Attract And Retain Highly Qualified Personnel To Operate And Manage Our Business Could Adversely Affect Our Business.

             Our success depends upon our ability to attract and retain highly motivated, well-qualified management personnel, as well as a sufficient number of qualified employees and consultants. Qualified individuals needed to fill these positions are in short supply in certain areas, and our inability to recruit and retain such individuals may delay the implementation of our business plan, which could have a material adverse effect on our business or results of operations. We face significant competition in the recruitment of qualified employees. In addition, we are heavily dependent upon the services of our officers and key management involved in operations, marketing, finance, purchasing, expansion, human resources and administration. The loss of any of these individuals could have a material adverse effect on our business and results of operations.

 Our Failure To Obtain Additional Financing When Needed Would Adversely Affect Our Business.

 Our operations have relied almost entirely on external financing to fund our operations.  Such financing has historically come from a combination of borrowings from and sale of common stock and convertible debentures to third parties.  We will need to raise additional capital to fund our anticipated operating expenses and future expansion.  Among other things, external financing will be required to cover our operating costs.  We cannot assure you that financing, whether from external sources or related parties, will be available if needed or on favorable terms.  The sale of our common stock to raise capital may cause dilution to our existing shareholders.  Our inability to obtain adequate financing will result in the need to curtail business operations.
Any of these events would be materially harmful to our business and may result in a lower stock price.

There is Substantial Doubt About Our Ability to Continue as a Going Concern Due to Recurring Losses and Working Capital Shortages, Which Means that We May Not Be Able to Continue Operations Unless We Obtain Additional Funding

            The report of our independent accountants on our December 31, 2003 financial statements included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern due to recurring losses and working capital shortages. Our ability to continue as a going concern will be determined by our ability to obtain additional funding. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our Common Stock May Be Affected By Limited Trading Volume and May Fluctuate Significantly

            Prior to this Offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop.  As a result, this could adversely affect our shareholders' ability to sell the Common Shares received after conversion in short time periods, or possibly at all.  Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance.  In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.
 Our Common Stock Is Subject To Penny Stock Rules
                Our common stock is subject to Rule 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended, which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and "accredited investors" (generally, individuals with net worth's in excess of $1,000,000 or annual incomes exceeding $200,000 (or $300,000 together with their spouses)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of such common stock.
             Additionally, our common stock is subject to the Securities and Exchange Commission regulations for "penny stock." Penny stock includes any non-NASDAQ equity security that has a market price of less than US $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock; a disclosure schedule set forth by the Securities and Exchange Commission relating to the penny stock market must be delivered to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock. The regulations also require that monthly statements be sent to holders of penny stock which disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.
We Expect Our Quarterly Results To Fluctuate. If We Fail To Meet Revenue and Earnings Estimates, Our Stock Price Could Decline
             We have in the past experienced fluctuations in our quarterly operating results and anticipate that these fluctuations will continue and could intensify in the future due to a variety of factors, including:
  Fluctuations in demand for our services, including gain or loss of specific clients or agreements;
   Timing and duration of the professional and amateur soccer seasons;
   Timing of expansion into new markets;
   Funding requirements and availability of funds; and
   Other factors discussed in these Risk Factors.
           You should consider these factors when evaluating past periods, and, due to the potential for material variations in the effects of these factors, you should not rely upon results of past periods as an indication of our future performance. In addition, the long-term viability of our business could be negatively impacted if the significance of any of these factors were to increase substantially. Because our operating results may vary significantly from quarter to quarter as a result of the factors described above, results may not meet the expectations of securities analysts and investors, and this may cause our stock price to decline.

Our Operating Results Are Subject To Seasonal Fluctuations That May Impact Our Revenue
            Our operating results have historically been subject to seasonal fluctuations, primarily due to the timing and duration of the professional soccer season. This seasonality is due in part to our clients' annual budget and purchasing cycles and weather. We expect that these seasonal trends will continue to impact our revenue.
Our Non-U.S. Operations Will Be Subject To Risks That Could Negatively Impact Our Future Operating Results

            We expect a significant portion of our revenues to be derived from our international business interests, including Golo Lotto, and we anticipate a continued expansion into international markets as additional opportunities are presented. These operations are subject to inherent risks, including political and economic conditions in various jurisdictions that affect staffing and managing foreign operations, changes in governmental regulation, longer account receivable payment cycles and potential adverse tax consequences. Any of these factors could have a material adverse effect on our operations outside of the U.S., which could negatively impact our financial performance

The Success of Our Non-U.S. And U.S. Operations Is Dependent On the Ability of Our Management Team to Work Together With the Management Teams
of Our Business Partners
            The success of our operations in Latin America is dependent on our continued good relationship with our business partner, LAFC. We have only been working with the management team at LAFC for over six months, and it is not possible to predict all of the problems which may result as our management  personnel work closely together on our business ventures with LAFC.

Our Ability To Successfully Expand Our Concept Will Depend On Our Ability To Establish And Maintain "Brand Equity" Through The Use Of Our Trademarks, Service Marks, Trade Dress And Other Proprietary Intellectual Property, Including Our Name And Logo.

        Some or all of the rights in our intellectual property may not be enforceable, even if registered, against any prior users of similar intellectual property or our competitors who seek to utilize similar intellectual property in areas where we operate or intend to conduct operations. If we fail to enforce any of our intellectual property rights, we may be unable to capitalize on our efforts to establish brand equity. It is also possible that we will encounter claims from prior users of similar intellectual property in areas where we operate or intend to conduct operations. Claims from prior users could limit our operations and possibly cause us to pay damages or licensing fees to a prior user or registrant of similar intellectual property.

 We Have a History of Operating Losses, and We May Not Be Able To Achieve or Maintain Profitability
             Since we began operations, we have incurred losses in every fiscal period. Our accumulated deficit through December 31, 2003, was $9,673,490. For the year ended December 31, 2003, we incurred net losses of $1,018,467, respectively. If we do not become profitable within the timeframe expected by investors, the market price of our common stock may be adversely affected. We cannot assure you that we will generate sufficient revenues to achieve profitability. Even if we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability in the future.

Demand For Our Products and Services May Be Especially Susceptible To Adverse Economic Conditions

            Our business and financial performance may be damaged more than most companies by adverse financial conditions affecting our target clients or by a general weakening of the economy because many of our products and services are ordinarily purchased with discretionary income from customers and because our ability to offer our clients financing services is dependent on market conditions. If our IFFG customers experience disappointing operating results, whether as a result of adverse economic conditions, competitive issues or other factors, they may decrease or forego expenditures for some or all of the services we offer.

Our Business Is Subject To Currency Fluctuations That Could Adversely Affect Our Operating Results

            Due to our international operations, our operating results are subject to fluctuations in the exchange rates between the U.S. dollar and the currencies in which we collect revenue or pay expenses. In particular, the value of the U.S. dollar against the Mexican Peso and related currencies impacts our operating results. Our expenses are not necessarily incurred in the currency in which revenue is generated, and, as a result, we are required from time to time to convert currencies to meet our obligations. These currency conversions are subject to exchange rate fluctuations, and changes to the value of the Mexican Peso and related currencies relative to other currencies could adversely affect our results of operations.

Our Business Will Not Operate Efficiently If We Are Unable To Manage Our Growth Effectively

            Our failure to properly manage our recent and future growth could have a material adverse effect on the quality of our products and services and the efficiency of our operations. To manage the expected growth of our operations, we will be required to improve existing and implement new operational, financial and management controls, reporting systems and procedures.

We May Not Be Successful In Our Efforts to Identify, Complete or Integrate Acquisitions

            Our failure to manage risks associated with acquisitions could harm our business. We have in the past not been able to integrate acquired businesses into our company as quickly as we initially planned. In the future, we may not be able to identify, acquire or profitably manage additional businesses or integrate successfully any acquired businesses without substantial expense, delay or other operational or financial problems.

Our Ability to Offer Our Products and Services May Be Affected By Natural Disasters, Strikes and Other Unpredictable Events
               Natural disasters, external labor disruptions and other adverse events may affect our ability to conduct our business, resulting in loss of revenue.
These natural disasters may disrupt the printing and transportation of printed documents used by us in direct mail campaigns for our customers. Furthermore, postal strikes may occur which would prevent delivery of these materials.  Transportation or work strikes may occur in the countries where we operate, adversely affecting our ability to deliver our printed catalogs. Such strikes would also likely have an adverse impact on our results of operations if employees of the Company or one of its joint ventures were involved in such strikes.

Risks Associated with the Offering

Shareholders May Experience A Taxable Event Upon Conversion Of The Series B Shares To Common Shares.

            The conversion ratio of Series B Shares to Common Shares is 10-for-1, meaning that, upon conversion, for each Series B Share, the holder will receive ten Common Shares. The price of the Series B Shares is $1.00 per share, therefore, the price of the common stock is deemed to be $.10 per share (i.e., one tenth of the per share price of the Series B Shares). If at the time of conversion the fair market value of our common stock is greater than $.10 per share, for tax purposes, each Series B shareholder will be deemed to have received imputed capital gains or income equal to the difference between the then-current per share fair market value of our common stock and $.10 per share.

Shareholders Will Suffer Dilution In The Value Of the Common Shares.

        Upon conversion of the Series B Shares, a shareholder may experience immediate and substantial dilution in net tangible book value per share of the Common Shares. To the extent additional Series B Shares or shares of common stock are sold in future offerings, there will or can be further dilution.

Transferability of the Securities Is Restricted

            Transferability of the Series B Shares is restricted. There are no current plans to register these securities for resale into the public market in the immediate future. Investors will likely not be able to liquidate their investment if of an emergency, and the securities may not be readily accepted as collateral for loans. SEC Rule 144 requires the holder of restricted securities to retain ownership of the securities for a minimum of one year prior to resale. Once you have held the Series B Shares for a period of one year, they may only be sold in a broker-assisted sale for the next year. Restrictions may only be lifted if the holder of the Series B Shares has held the Series B Shares for a period of two years and meets certain other requirements, including the requirement that the holder not be affiliated with the Company. Similar restrictions will apply to the Common Shares upon conversion of the Series B Shares; however, the holding periods on the Common Shares will not commence until the Series B Shares have been converted. You will not be able to "tack" the holding period of the Series B Shares onto the holding period for the Common Shares. Accordingly, purchase of the securities should be considered a long-term, illiquid investment. The Series B Shares issued in this Offering, as well as certificates representing the underlying Common Shares, will carry the following restrictive legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR CERTAIN APPLICABLE STATE SECURITIES ACTS. THESE SECURITIES MUST BE ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE. THESE SECURITIES MAY NOT BE TRANSFERRED UNLESS REGISTERED OR QUALIFIED FOR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER FEDERAL AND STATE SECURITIES LAWS.

Our Failure To Comply With Certain Exemptions For Securities Registration Could Result In Penalties Or Rescission Rights.

        The Series B Shares were offered in reliance upon a non-public offering exemption provided under the Securities Act of 1933 (the "Act"), Regulation D, Section 506,  promulgated hereunder and applicable state securities law exemptions. We have used our best efforts to assure compliance with the requirements of these various exemptions. Since compliance with the securities statutes is highly technical and often difficult, there is no assurance that a court reviewing the facts and circumstances of the Offering might not determine later that one or more of the applicable exemption provisions was not properly complied with.

        In addition, we have made prior offerings of our common stock and debt instruments in reliance upon similar exemptions from registration. To the extent that any court reviewing the facts and circumstances of our prior offerings, including the Company's merger with the California corporation, determines that the requirements of the applicable exemption for that offering has not been properly complied with, we could face civil and/or criminal penalties, including but not limited to a requirement that we make a rescission offer to the investors in those prior offerings.

 There Is No Limitation on Our Ability to Incur Other Indebtedness

         The organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness, funded or otherwise, we might incur. Accordingly, we could become more highly leveraged, resulting in an increase in debt service that could adversely affect our ability to make required payments of principal and interest on any of our debt instruments and result in an increased risk of default on our other obligations.

Shareholders Will Not Be Able To Rely On the Review of an Independent Underwriter

            When an offering is made through an underwriter that firm generally takes the responsibility of reviewing and approving the offering in accordance with its professional standards and due diligence procedures. Because we sold the Series B Shares through one of our business partners or directly through our officers and employees, the shareholders purchasing the Series B Shares were unable to rely on an independent underwriter's review of the Offering.

Our Common Stock May Become Oversubscribed and We Will Require Approval of Our Shareholders Prior In Order To Authorize Additional Shares of Stock to Cover the Conversion of the Series B Shares

            We currently have 76,208,897 shares of our common stock outstanding. However, we also have derivative debt instruments outstanding which are convertible into an aggregate of 6,607,371 shares of common stock. Our Articles of Incorporation currently authorize the issuance of only 150,000,000 shares of common stock. As a result, if we issued more shares of common stock, we could soon have an insufficient number of shares of common stock to cover conversion of our derivative instruments, including the Series B Shares. As a result, until we can amend our Articles of Incorporation, any shares issued upon conversion of outstanding derivative securities which would result in an outstanding number of shares of common stock in excess of 150,000,000 would not be validly issued and nonassessable.

THIS LIST OF RISK FACTORS MAY NOT BE COMPREHENSIVE. YOU ARE THEREFORE CAUTIONED AND ADVISED TO MAKE YOUR OWN INQUIRIES AND ANALYSIS WITH RESPECT TO THE CURRENT AND FUTURE BUSINESS PLANS OF THE COMPANY.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the "risk factors" section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

USE OF PROCEEDS

ISME will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

ISME will not determine the offering price of the common stock. The offering price will be determined by market factors and the independent decisions of the selling shareholders. See Plan of Distribution below.

DILUTION

The common stock sold will be sold by current shareholders of the issuer, and is not being sold by ISME; therefore no information is required under this item.

SELLING SHAREHOLDERS

        The selling shareholders named in this prospectus are offering all of the 30,392,095 shares of common stock offered through this prospectus. The shares include the following:

1.   1,000,000 shares of the Company's common stock that the selling shareholders acquired from ISME in an offering that was relied upon as being exempt from registration under Regulation D and Section 4(6) of the Securities Act of 1933;

2.   29,392,095 shares of the Company's common stock that the selling shareholders acquired from ISME upon converting debt owed to them by the Company into shares.

         The following table provides as of April 20, 2004, information regarding the beneficial ownership of the common stock held by each of the selling shareholders, including:

1.   the number of shares owned by each prior to this offering;

2.   the total number of shares that are to be offered for each;

3.   the total number of shares that will be owned by each upon completion of the offering;

4.   the percentage owned by each; and

5.   the identity of the beneficial holder of any entity that owns the shares.

Last Name	First Name	Address	City	State & Zip	Shares Owned Prior To This Offering	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
Agner	Margaret	13061 S.W. Cinder Drive	Terrebonne	Or 97760	100,000	0	0
Agner Jtwros	Elton M. & Margaret	13061 S.W. Cinder Drive	Terrebonne	Or 97760	100,000	0	0
Agner Jtwros	Elton M. & Margaret	13061 S.W. Cinder Drive	Terrebonne	Or 97760	100,000	0	0
Aguigui	Robert		Kapolei	Hi 96707	20,000	0	0
Aguigui	Robert				20,000	0	0
Allen	Dexter & Evelyne	31428 Marne Drive	Rancho Palos Verdes	Ca 90275	588,235	0	0
Allen Co-Ttees	Dexter & Evelyne	31428 Marne Drive	Rancho Palos Verdes	Ca 90275	1,000,000	0	0
Allen Co-Ttees	Dexter & Evelyne	31428 Marne Drive	Rancho Palos Verdes	Ca 90275	1,000,000	0	0
Allen, Jr.	Percy Dexter	31428 Marne Drive	Rancho Palos Verdes	Ca 90275	500,000	0	0
Annadale	Boys & Girls Club, Inc.	7236 Columbia Pike	Annadale	Va 22003	200,000	0	0
Baird	Rex	98 Spitbrook Road #41	Nashua	NH 03062	40,000	0	0
Barbieri	Gilbert	40 Country Club Ln	Las Vegas	NV 89109	40,000	0	0
Barhodaee For Benefit Of Andre Barhodaee	Paul	10907 Caminito Alto	San Diego	Ca 92131	8,000	0	0
Barnes	Laurie	25690 Rolling Hills Drive	Menifee	Ca 92584	100,000	0	0
Benson	Dale R.	1654 Edgecliffe Drive	Los Angeles	Ca 90026	20,000	0	0
Bianchi	Kellie	9419 N. 35th Place	Phoenix	Az 85028	2,500,000	0	0
Bloomquist	Jeffrey	3166 River Rd.	Salem	Or 97302	664,889	0	0
Brosky	John	77783 Woodhaven	Palm Desert	Ca 92211	389,583	0	0
Brosky	John				333,333	0	0
Brosky	John	12 Cricklewood Drive	Leicester	Ma 01524	166,666	0	0
Brosky Trust	The	77783 Woodhaven	Palm Desert	Ca 92211	50,000	0	0
Brosky Trust	The	77783 Woodhaven	Palm Desert	Ca 9221	50,000	0	0
Buchta Jt	Dale & Jessie	160 N. State St	Osceola	Ne 68651	100,000	0	0
Buchta Jt	Dale & Jessie	160 N. State St	Osceola	Ne 68651	65,639	0	0

11

Button	Ramona	P.O. Box 164	Sacaton	Az 85247	2,500,000	0	0
Button	Terry F.				1,000,000	0	0
Butts	Walter J. & Jennie M.	P.O. Box 461531	Escondido	Ca 92046-1531	25,339	0	0
Cerna	Orville	#6 Tanglewood Trail	Pecos	Tx 79772	100,000	0	0
Christmas	Michael	9683 Pacific Heights Ste#A	San Diego	Ca 92121	60,000	0	0
Christmas	Michael	9683 Pacific Heights Ste#A	San Diego	Ca 92121	60,000	0	0
Christmas	Michael				50,000	0	0
Cibulka	William	227 Canterbury Rd	Rochester	Ny 14607	100,000	0	0
Cibulka	William	227 Canterbury Rd	Rochester	Ny 14607	150,000	0	0
Collins	Gary & Judy	6563 N. Augusta	Fresno	Ca 83710	10,000	0	0
Comminos	Robert	1804 Dalton Drive	Henderson	Nv 89014	40,000	0	0
Comminos	Robert	1804 Dalton Drive	Henderson	Nv 89014	40,000	0	0
Comminos	Robert M.	1804 Dayton Drive	Henderson	Nv 89014	888,889	0	0
Cooper	G. Dennis	3988 Fisher Rd.	Salem	Or 97302	664,889	0	0
Cross	Merlin	3800-52nd Ave	Brooklyn	Mn 55429	50,000	0	0
Cross	Merlin	3800-52nd Ave	Brooklyn	Mn55429	20,000	0	0
Dunnigen	Brendon	1621 Venice Blvd. #201	Venice	Ca 90291	50,000	0	0
Elgas	Donald N.	4730 Auburnm Rd.	Salem	Or 97301	50,000	0	0
Ellington	Doyle	11611 Hwy 112	Irwinton	Ga 31042	500,000	0	0
Ellington	Doyle	11611 Hwy 112	Irwinton	Ga 31042	500,000	0	0
Ellington	Doyle	11611 Hwy 112	Irwinton	Ga 31042	200,000	0	0
Friedman	Mordechai	13 Eahal Ct #101	Monroe	Ny	120,000	0	0
12
Friedman	Mordechai	13 Eahal Ct #101	Monroe	Ny	80,000	0	0
Gini	Tom	4806 So. Nellis	Las Vegas	Nv 89121	20,000	0	0
Groebe	John D.	14919 Riggs St.	Overland Park	Ks 66223	100,000	0	0
Hamilton	Michael	14919 Riggs St.	Overland Park	Ks 66223	133,333	0	0
Hawks	Wilbur T.	7109 Staples Mill Rd. #212	Richmond	Va 23228	200,000	0	0
Hawks	Wilbur T.	7109 Staples Mill Rd. #212	Richmond	Va 23228	200,000	0	0
Ho	Sonny			Nv	100,000	0	0
Hoolihan	Richard J	1030 Jimmy Ctr	Las Vegas	Nv 89123	50,000	0	0
Hoolihan	Richard J	1030 Jimmy Ctr	Las Vegas	Nv 89123	100,000	0	0
Hoolihan	Jon P.	2217 Lucerne Circle	Henderson	Nv 89014	50,000	0	0
Jimenez	Gilbert	16505 Oak View Circle	Morgan Hill	Ca 95037	12,500	0	0
Julian	Brandon	3078 Brook Hollow Rd	Fallbrook	Ca 92028	122,994	0	0
Kelly Trust	John				333,333	0	0
Kelly Trust	John R.				333,333	0	0
Kelly Trust	John R.				666,667	0	0
Keyes	Daniel	37 Nugent St.	New Hyde Park	Ny 11040	100,000	0	0
Khedder	Joseph	558 Port Harwick	Chula Vista	Ca 91913	100,000	0	0
Khedder	Joseph	558 Port Harwick	Chula Vista	Ca 91913	50,000	0	0
Koskta	Joe	3278 Grey Owl Crescent	Prince Albert	Sask, Canada S6v5m4	261,181	0	0
Koskta	Joe	3278 Grey Owl Crescent	Prince Albert	Sask, Canada S6v5m4	100,000	0	0
Kostka	Joe	3278 Grey Owl Cres	Prince Albert	Sask. Canada S6v6x7	50,000	0	0
Kozinets	Yakov	2045 Rockaway Pkwy Apt 3c	Brooklyn	Ny 11236	115,000	0	0
Krawchuk	Eugene	108 Wisconsin Ave	Barrinton	Il 60010	5,000	0	0
Krawchuk	Eugene	108 Wisconsin Ave	Barrinton	Il 60010	5,000	0	0
Krawchukjtwros	Eugene & Ruth	108 Wisconsin Ave	Barrington	Il 60010	50,000	0	0
Krawchukjtwros	Eugene & Ruth	108 Wisconsin Ave	Barrington	Il 60010	50,000	0	0
Krawchukjtwros	Eugene & Ruth	108 Wisconsin Ave	Barrington	Il 60010	100,000	0	0
13
Kremer	Steve	201 W. Court	Mt Sterling	Il 62353	100,000	0	0
Kunecki Trust	Harry P.	1896 Leisure World	Mesa	Az 85206	200,000	0	0
Lake	Jan	661 Avocado Avenue	El Cajon	Ca 92020-5303	20,000	0	0
Lam	Norine	1700 California St Unit 2	Mountain View	Ca 94041	100,000	0	0
Latorre	Desi Lou	91-899 Puamedle St #7u	Ewa Beach	Hi 96706	40,000	0	0
Lee	James	7016 Ridge Court	Brooklyn	Ny 11209	480,000	0	0
Lee	James	7016 Ridge Court	Brooklyn	Ny 11209	666,667	0	0
Limud, Inc.	Cong Shari	13 Eah'al Ct. #101	Monroe	Ny 10950	700,000	0	0
Living Trust	San Nicolas	4709 W. N.W. Blvd.	Spokane	Wa 99203	300,000	0	0
Lucas	Gerald J.	4675 Scenic Circle	Colorado Springs	Co 80917	2,645,000	0	0
Lucas Ira	Gerald J.	4675 Scenic Circle	Colorado Springs	Co 80917	100,000	0	0
Male	Joseph	32920-49th Place S.W.	Federal Way	Wa 98023	50,000	0	0
Male	Joseph	32920-49th Place S.W.	Federal Way	Wa 98023	50,000	0	0
Male	Joseph	32920-49th Place S.W.	Federal Way	Wa 98023	100,000	0	0
Male	Joseph	32920-49th Pl S.W.	Federal Way	Wa 98023	50,000	0	0
Male	Joseph A.	32920 49th Place Sw	Federal Way	Wa 98023	150,000	0	0
Male	Joseph A.	32920 49th Place Sw	Federal Way	Wa 98023	200,000	0	0
Male	Joseph A.	32920 49th Place Sw	Federal Way	Wa 98023	300,000	0	0
Male	Joseph A.	32920 49th Place Sw	Federal Way	Wa 98023	300,000	0	0
Male	Joseph A.	32920 49th Place Sw	Federal Way	Wa 98023	250,000	0	0
Male	Joseph A.				200,000	0	0
Malmborg	Paul & Linda	3706 Leilani Lane	Stockton	Ca 95206	40,000	0	0
Mccreight	Charles				100,000	0	0
Mckellips	Allen			Ca	100,000	0	0
Navarro	Thelma				200,000	0	0
Newcomb	Wilma	20 Irwin Way Apt 610	Orinda	Ca 94563	30,000	0	0
Padua	Carolina P.	3830 Quinata Street	San Francisco	Ca 94116-1060	40,000	0	0
Pasloski	Steve	549 Laurier Drive	Prince Albert	Sask. Canada	60,000	0	0
Pasloski	Steve	549 Laurier Drive	Prince Albert	Sask. Canada	40,000	0	0
Pasloski	Steve	549 Lawier Drive	Prince Albert	Sask, Canada S6v5m4	539,722	0	0
Pasloski	Steve	549 Lawier Drive	Prince Albert	Sask, Canada S6v5m4	502,922	0	0
Picconi	Vincent	5041 Park Central Dr. #1918	Orlando	Fl 32839	160,000	0	0
Prus	Michael	630 E. Weathersfield Way	Schaumburg	Il 60193-4387	160,000	0	0
Prus	Michael	630 E. Weathersfield Way	Schaumburg	Il 60193	140,000	0	0
Pulkrabek	Jan J.	1141 Wellesley Ave	Bataria	Oh 45103	100,000	0	0
Pulkrabek	Jan J.	1141 Wellesley Ave	Bataria	Oh 45103	100,000	0	0
Pulkrabek	Jan J.	1141 Wellesley Ave	Bataria	Oh 45103	100,000	0	0
Pulkrabek	Jan J.	15866 W. 158th St.	Olathe	Ks 66062	20,000	0	0
Racoma	Felix				80,000	0	0
Raffel	Goderey	Po Box 387	Tehachapi	Ca 93581	40,000	0	0
Rasmussen	Paul	2830 Ritchie Street	Oakland	Ca 94605	100,000	0	0
Rasmussen	Paul	2830 Ritchie Street	Oakland	Ca 94605	191,131	0	0
14
Resendez	Eddie	2418 East 3rd Street	Highland	Ca 92345	66,667	0	0
Rief Living Trust	Irma Barbara	1656 Skyline Blvd	Burlingame	Ca 94010	100,000	0	0
Rodriquez	Anthony	425 Inkopah St	Chula Vista	Ca 91911-2501	125,000	0	0
Rodriquez	Anthony				125,000	0	0
Rodriquez	George A.	425 Inkopah St	Chula Vista	Ca 91911	371,428	0	0
Salazar	Genero				60,000	0	0
Salazar	Genero				10,000	0	0
Scarborough	Gay & Omar	1005 Lakeview Terrace	Azusa	Ca 91702	20,000	0	0
Schneider	John	16030-C Village Green Drive	Mill Creek	Wa 98012	20,000	0	0
Strong	Shean D.	Tpu 866 Hale Alii	Pearl Harbor	Hi 96860	25,000	0	0
Tcoa	Jeffrey Martin	7103 S. Revere Pky	Englewood	Co 80112	25,000	0	0
Tcoa	Jeffrey Martin	7103 S. Revere Pky	Englewood	Co 80112	25,000	0	0
Tcoa	Victoria Martin	7103 S. Revere Pky	Englewood	Co 80112	25,000	0	0
Tcoa	Victoria Martin	7103 S. Revere Pky	Englewood	Co 80112	25,000	0	0
Traveller	Shane H.				120,000	0	0
Unknown					20,000	0	0
Valtierra	Tony	215 N. Lincoln Ave	Manteca	Ca 95336	130,104	0	0
Villarba	Rolando	10336 Vera Cruz Ct.	San Diego	Ca 92124	71,429	0	0
Wahls	Gerald E.	314 W. 107th St	Carmel	In 46032	100,000	0	0
Warren	Joe	P.O. Box 75	Beaumont	Ca 92223	20,000	0	0
Winget	Carl	2724 Glenhaven Drive	Plano	Tx 75023	218,222	0	0
Wood	Carmella	26948 Montseratt Ct	Murrietta	Ca 92563	20,000	0	0

        Except as otherwise noted in this list, the named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sell shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 76,208,897 shares of common stock outstanding on April 20, 2004.

DIVIDEND POLICY

The Company intends to retain its earnings for future growth and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

PLAN OF DISTRIBUTION

 The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.      On such public markets or exchanges as the common stock may from time to time be trading;

2.      In privately negotiated transactions;

3.      Through the writing of options on the common stock; or

4.      In any combination of these methods of distribution.

 The sales price to the public may be:

1.      The market price prevailing at the time of sale;

2.      A price related to such prevailing market price; or

3.      Such other price as the selling shareholders determine from time to time.

        The Company expects the minimum sales price to be $.07 per share, based on the average of the high and low prices as listed on the Over-The-Counter Bulletin Board on April 20, 2004. The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

        The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with ISME. Such partners may, in turn, distribute such shares as described above. ISME can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

        ISME is bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

        The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.   Not engage in any stabilization activities in connection with the Company's common stock;

 2.   Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.   Not bid for or purchase any of the Company's securities or attempt to induce any person to purchase any of its securities other than as permitted under the Securities Exchange Act.

LEGAL PROCEEDINGS

        We are a Nevada corporation in good standing, with the necessary authority to offer the Shares to be issued hereunder, and be bound by the terms and conditions of performance on our part.

        During the past five years, none of our directors, executive officers or persons nominated to become directors or executive officers, have been convicted in a criminal proceeding. Nor have any such persons been subject to a petition under the Bankruptcy Act or any state insolvency law whether filed by or against such person, or any partnership in which such person was a general partner at or within two years before the time of such filing, or corporation or business association of which such person was an executive officer at or within two years before the time of such filing, or has a receiver, fiscal agent or similar officer ever been appointed by a court for the business or property of such person.

        This offering disclosure document was prepared by us; our outside legal counsel has only reviewed this disclosure document as to form. We have not, nor do we intend to seek or obtain, a legal opinion as to any matters disclosed herein. We make no representations regarding any tax aspects of this offering. Potential investors are urged to seek their own independent tax counsel on such matters.

        On May 22, 2003, a stipulated judgment in the amount of US $7,000 was rendered against the Company in an action brought by Peter and Patricia Passaretti in the Superior Court of California, County of San Diego on October 22, 2002 for collection on a convertible note issued by the Company on December 3, 1999.

        On September 17, 2003, AA One Litho, Inc. ("AA One") filed a complaint against the Company, alleging breach of contract in connection with services rendered to the Company.. AA One has prayed for damages in the amount of US $13,448.28 plus interest at the rate of 10% per year as of April 25, 2003, and attorneys' fees of US $660.00. We are in the process of settling the dispute with AA One, and anticipate entering into an installment payment agreement whereby we would pay the amount owed to AA One over a period of twelve to thirteen months.

            The Company is not a party to any other pending, or to our knowledge threatened, legal proceeding as of the date of this Memorandum.

 DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

        Our Executive officers and directors are as follows:

Name	Age	Position
Yan K. Skwara	39	Chief Executive Officer, President and Director
Lonn Paul	37	Secretary, Director
Brad Smith	39	Director

        Our officers and directors are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified, or until his prior resignation or removal. Our executive officers are elected by the Board of Directors and hold office until resignation or removal by the Board of Directors.

Business Experience

Yan K. Skwara, Chairman has been President and a Director of the Company since its inception; he was elected CEO of the Company in September 1998. For the past 6 years, Mr. Skwara has been employed with the Company, Mr. Skwara is currently employed full-time with the Company and brings his prior experience in the investment banking and public relations arena to the Company. Mr. Skwara has significant experience in management, product support and overall knowledge in the marketing public relations arena. Mr. Skwara also maintains a significant background in the sports marketing industry. Mr. Skwara studied at California State University of Los Angeles.

Lonn Paul has served as a Director of the Company since May 10, 2002. He is currently a member of the board of Directors for ISMG and serves also as corporate secretary. Previously, Lonn Paul's back ground in the game of soccer is significant in that he has been a player, coach and manager of different youth and adult soccer teams in San Diego County. Lonn Paul also served on the board of directors for the Mesa Soccer Association in 1994 through 1997. Going back to 1987 through 1990, Lonn Paul worked in the restaurant industry for Rubios, McDonalds, and Burger King in the capacity of manager for these restaurant chains.

Brad Smith has been a professional soccer player whose career spanned over two decades. His professional career began abroad in 1983 with a few football clubs in Europe. Over a six year span he played in Germany for teams such as RW Essen and BVLRemscheid in the 2nd and 3rd divisions. His career brought him to the United States in 1989, when he began playing with the Los Angeles Heat, which was part of the Western Soccer Alliance. One year later he was picked up by Wichita Wings of the MISL. While with Wichita, he also sided up with the Tampa Bay Rowdies. He played on both teams, balancing their respective off seasons until 1993. For the 1993 and 1994 seasons He continued his career with the Los Angeles Salsa and the Dayton Dynamos. In 1994 he was traded to the Baltimore Blast where he resided until 1997. In 1997, he continued his career with the Cincinnati Silverbacks and in 1998 he joined the San Diego Flash. He played for both clubs until being traded back to Baltimore in 1999. He hung up his kit finishing up his career with the Buffalo Blizzards during the 2000 season. Since retiring, Smith continued his passion for soccer by youth coaching. He currently holds a B-License from Germany as well as a Y-License which was issued to him by USSF and FIFA. He is currently married, with four wonderful kids. Smith is currently a Loan Officer with CrossPoint Financial Home Loans based out of Newport Beach, California. Mr. Smith was appointed to the Company's Board of Directors as an interim director on August 5, 2003.

Significant Employees

        ISME has no significant employees other than the officers and directors described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of the Company's common stock as of the date of this Memorandum, and as adjusted to reflect the sale of the shares of common stock being offered hereby, by each shareholder known by the Company to be the beneficial owner of more than five percent (5%) of its outstanding shares of common stock, each Director and all executive officers and Directors as a group. Each of the shareholders has sole voting and investment power with respect to the shares he beneficially owns.

Title of Class	Name and Address of Beneficial Owner	Amount of Nature of Beneficial Ownership	Percent of Class

$0.001 par value common stock	Yan K. Skwara, CEO 3803 Mission Blvd. Suite 290 San Diego, CA 92109	3,621,428 shares (1)	4.75%

$0.001 par value common stock	Lonn Paul, Secretary and Director 3803 Mission Blvd. Suite 290 San Diego, CA 92109	100,000 shares	<1%

$0.001 par value common stock	Brad Smith, Director 3803 Mission Blvd. Suite 290 San Diego, CA 92109	100,000 shares	<1%

$0.001 par value common stock	Officers and Directors as a group	3,721,428 shares	4.9%

(1) Percentages are based on total outstanding shares on April 20, 2004 for a total of 76,208,897 shares.

DESCRIPTION OF SECURITIES

General

            The Company is authorized to issue 150,000,000 shares of common stock and 50,000,000 shares of preferred stock. The following summary descriptions are qualified in their entirety by reference to the Company's Articles of Incorporation, as amended, which will be made available to qualified investors upon written request.

Common Stock

            The Company is authorized to issue 150,000,000 shares of common stock, US $.001 par value per share. Each share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, and holders may not elect to cumulate voting for the election of directors. As a result, holders of a majority of the voting power represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors and in such event, the holders of the remaining voting power will be unable to elect any directors. The holders of common stock do not have preemptive rights or rights to convert their common stock into other securities. Holders of the common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, holders of the common stock have the right to a ratable portion of the assets remaining after payment of liabilities and payment of the liquidation amounts due on then outstanding preferred stock. All shares of common stock outstanding are fully paid and non-assessable and the shares offered hereby when issued, following payment therefore, will be fully paid and non-assessable.

Preferred Stock

            The Company is authorized to issue up to 50,000,000 shares of preferred stock. The Company's Board of Directors has vast discretion in issuing shares of preferred stock and designating the voting rights and preferences of such stock. In connection with its offering of Convertible Bonds in October 2003, the Company submitted a Certificate of Designations to the Nevada Secretary of State designating 6,650,000 shares of preferred stock as Series A Preferred Stock. The Series A Preferred Stock, which is convertible into shares of common stock on a 10-to-1 basis, carries voting rights equal to 50 votes per share. The Series A Preferred Stock does not carry preemption rights or liquidation rights. The holders of the Series A Preferred Stock will vote along with the holders of the common stock on all issues which are required to be submitted to a vote of the Company's shareholders, with the exception that the holders of the Series A Preferred Stock are entitled to vote as a class on any changes to the rights, privileges and preferences of the Series A Preferred Stock. The conversion rate of the Series A Preferred Stock will be adjusted to reflect any combination or split of the common stock, or with respect to the payment of dividends in shares of common stock.

Employee Stock Option Plan

            The Company has adopted a Stock Option Plan.

Transfer Agent

            The Company's transfer agent is Holladay Stock Transfer at 2939 North 67th Place, Scottsdale, Arizona 85251

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

 Parsons Law Firm of Bellevue, Washington, an independent legal counsel, has provided an opinion on the validity of the Company's issued common and preferred stock.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

            As permitted by the provisions of the General Corporation Law of the State of Nevada, the Company has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company. Any such person may be indemnified against expenses, including attorneys' fees, judgments, fines and settlements in defense of any action, suit or proceeding. The Company does not maintain directors and officers' liability insurance.

             We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 (the "Act") is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

DESCRIPTION OF BUSINESS

            International Sports and Media Group, Inc. ("the Company") was incorporated on December 12, 1995, under the laws of the State of Nevada under the name Roller Coaster, Inc. The Company engaged in no operations prior to February 10, 2000. On February 10, 2000, the Company issued 5,284,369 shares of its previously un-issued common stock to the shareholders of San Diego Soccer Development Corporation, a California company ("SDSDC") in exchange for all of the issued and outstanding shares of SDSDC as part of a merger transaction. In December 1999, the Board of Directors of SDSDC had unanimously agreed to a merger with the Company, which was then a publicly-traded corporation with no operations or tangible assets. The merger was approved by a vote of shareholders on February 7, 2000. Following the merger, the Company assumed SDSDC's reporting obligations under the Securities Exchange Act of 1934. The Articles of Incorporation of Rollercoaster, Inc. were subsequently amended to change its name to San Diego Soccer Development Corporation, and later to International Sports and Media Group, Inc.

            SDSDC was founded in 1997 to develop, own, and run a professional soccer team in San Diego, California, with the ultimate goal of becoming a Major League Soccer franchise. In November 1997, the SDSDC purchased the San Diego Flash, an "A" League soccer franchise in the United Soccer Leagues for a combination of cash and common stock then valued at US $150,000. In December 1999, SDSDC acquired a Division 3 soccer franchise, the Riverside Elite, for cash of US $30,000. The San Diego Flash played three seasons, through 2000, and the Riverside Elite played the 2000 season. At the conclusion of the 2000 season, the Company ceased its soccer operations and withdrew its teams from competition owing to the high costs associated with operations relative to the revenues being generated. In 2001, ownership of the Riverside Elite team was forfeited back to the league, while the San Diego Flash continues to operate as an amateur team though it is no longer affiliated with the United Soccer Leagues.

            Following the cessation of the soccer operations, the Company was inactive during most of calendar 2001. In November 2001, we resumed operations under a new operating strategy and began doing business as Soccer Development of America. In 2002, we commenced development of a monthly soccer publication, "90:00 Minutes Soccer Magazine" which earned revenues through advertising, subscriptions and newsstand sales. We published the premier issue of "90:00 Minutes" in July 2002 and the first monthly issue followed in September 2002. On October 27, 2003, the Company entered into an agreement with LiveWire Sports Group, Inc. ("LiveWire") to transfer ownership of 90:00 Minutes Magazine to LiveWire in exchange for the cancellation of its US $19,740 debt to that company. The Company was under contract with LiveWire to publish the magazine. Costs of publication for the magazine were approximately US $30,000 per month, while revenues received from sales and advertising were approximately US $4,000. As part of its agreement with LiveWire, the Company transferred all intellectual property associated with the magazine to LiveWire, including the website located at www.90soccer.com.

            The Company has a limited right to continue to solicit advertising for the magazine, and LiveWire will provide five full pages in the magazine per issue to be used by the Company or advertising obtained by the Company. Aside from an agreement with Fox Sports World, whereby Fox has agreed to sponsor the magazine, the Company will receive a commission of 90% of monies received from advertisers utilizing the five guaranteed pages and between 10% and 20% on all advertising thereafter. Fees due to Fox Sports World will be reimbursed to LiveWire by the Company should Fox Sports World elect to continue its sponsorship of the magazine.

            The sale of 90:00 Minutes Magazine comes as part of a change in business plan recently adopted by the Company's Board of Directors. The Company believes that revenues from the sale of the magazine and advertising, when weighed against the costs of publication, made the disposition of the asset desirable. As part of the revised business plan, the Company has refocused its attention on four areas of business, including corporate communications, marketing, media and hospitality.

            We are currently working on the revision and implementation of ISMG's business plan with the objective of making the Company a premier marketing, communications firm which offers a broad range of services to attract top clients and corporations. As part of the implementation of our new business plan and our broader focus, we have entered into several relationships in the past few months which we feel will aid us in achieving these goals. One of those relationships is with the Latin American Futbol Corporation ("LAFC"). We recently entered into a Marketing Services Consulting Agreement with LAFC, whereby LAFC will provide business development and operations support services, including handling contract negotiations. For more detailed information regarding our agreement with LAFC, see "LAFC Consulting Agreement" below.

                    In January 2004, we changed the name of the Company to "International Sports & Media Group, Inc." to better reflect our new business plan. Along with establishing a new ticker symbol, ISME.

Pan American Relations

    On October 30, 2003, we formed a wholly-owned subsidiary, Pan American Relations, Inc., a California corporation ("PAR"). Prior to forming PAR, we had begun offering public relations services to small private and public companies under the fictitious business name of Pan American Relations. PAR assumed the Company's obligations under contracts executed prior to its incorporation and to continue the public relations business to current and prospective customers. PAR's public relations services include defining the customer's communication strategy, drafting press releases, shareholder communications, investor relations programs, assistance with edgarizing and creating marketing materials. The objective of PAR is to create the look and feel for public companies that do not know how to market themselves to the investment community.

    Pan American Relations develops comprehensive investor relations programs for emerging companies. The aim of these programs is to create and sustain shareholder value, increase market awareness of client companies, as well as to broaden the existing investor base and manage expectations of corporate developments. We help emerging companies obtain market awareness by ensuring existing shareholders, potential investors and other members of the financial community are fully aware of the company's objectives, accomplishments and business plan. We also provide our clients with a full array of corporate advisory services to facilitate the achievement of growth objectives and financing requirements and to accelerate the process of developing shareholder value.

    Global Hospitality Group

    We formed Global Hospitality Group, a California corporation, in February 2004. Global Hospitality Group ("GHG") focuses on building working relationships with food and beverage owners, operators, suppliers and strategic partners to build a broad range portfolio in the Hospitality business, which currently include fast food operations. GHG entered into a license agreement with Haig International, Inc. ("Haig"), owner of the original The All American Burger, located in Los Angeles, California. Under the license agreement, GHG licenses the right to use the name and logo of The All American Burger, to establish The All American Burger restaurants, and to offer franchises for The All American Burger restaurants. The exclusive license agreement has a term of 15 years. We plan to open and operate new restaurants primarily in San Diego, Orange, and Los Angeles Counties.

    The All American Burger restaurants will be offering a menu of food and beverages with a distinctive image. We believe that the distinctive logo and our sparkling clean Red, White, and Blue buildings will be instantly recognizable and will offer easy brand identification.

    The original The All American Burger ("AAB") established by Haig has proven itself by being in business in southern California for over 33 years. With top-notch food and a second to none atmosphere, we feel it has the correct formula establish a nationwide brand and compete with the bigger companies. Most chain hamburger stands started out with little to offer and grew because of the quality of the product they offered.

    Media

5ive Media Entertainment, LLC

    On April 9, 2004, ISME entered into a joint venture agreement with Macias/Clark Media Group, a Nevada corporation ("MCMG") (the referenced agreement shall be referenced as the "JV Agreement"). The JV Agreement provides for the formation of 5ive Media Entertainment, LLC, a Nevada limited liability company ("5ive Media") to conduct the business of the JV Agreement. 5ive Media was formed on April 19, 2004. The purpose of the JV Agreement is to develop an entertainment company with a focus on high definition media entertainment, including, but not limited to television, film, internet, print and photography. The JV Agreement provides for ISME to provide funding to 5ive Media, and MCMG to provide content, including shows such as the Toy Show and Built. ISME and MCMG will each own 50% of 5ive Media, and will share in 50% of any profit generated. A copy of the JV Agreement is attached as Exhibit 10.15.

    As part of our expanded business plan, we signed a public relations agreement with 24th June Public Relations, Inc., an India-based public relations company which represents some top international companies, to assist in public relations for ISMG including presentations, meetings, proposals, and marketing ISMG within India. We believe that companies in the entertainment industry present an opportunity for PAR, which can service their public relations needs. We are currently identifying other media projects domestically and overseas. We believe that the relationship with 24th Public Relations, Inc. will help us initiate relationships with Indian companies which require the services we provide.

    India's movie industry produces about 1,000 films a year and provides a large section of the country's one billion-plus population with entertainment. According to the Hindustan Times, experts say the industry generated revenues of about 39 billion rupees ($856 million) in the last financial year that ended in March. The industry's international profile has been boosted by recent films with Indian themes such as Bend it Like Beckham and Monsoon Wedding, and the movie Lagaan which won a 2002 Academy Award nomination. The cost of producing and marketing the average Indian film ranges from $2 million to $4 million, a fraction of the average cost of a Hollywood film that ranges from $70 million to $80 million, industry observers say. We believe that this market presents a good opportunity for PAR to expand its public relations services.

    Golo Lotto

    On February 7, 2003, we entered into an Asset Purchase Agreement (the "Purchase Agreement") with Latin American Futbol Corporation ("LAFC"), whereby the Company agreed to purchase 51% of the assets of Golo Lotto (a wholly-owned subsidiary of LAFC), an online internet gaming website that allows wagering on various sporting events around the world. The purchase price for the assets was contracted to be $47,000 in cash, plus 1,500,000 shares of the Company's common stock. Under the Purchase Agreement, LAFC was entitled to 50% of the future net revenues generated by the Golo Lotto website. During the first quarter of 2003, we paid LAFC $20,000 in cash, and issued the negotiated 1,500,000 shares of common stock (valued at $75,000, or $0.05 per share). These payments, totaling $95,000, were classified as "deposit on asset purchase" in the Company's financial statements. Under the terms of the Purchase Agreement, we were required to pay the balance of $14,000 to LAFC by December 31, 2003, or become subject to the termination provisions of the contract which would allow LAFC to reclaim the assets of Golo Lotto and keep all monies paid by the Company. The final payment was made on October 10, 2003.

    Golo Lotto is an online Internet gaming website that allows wagering on various sporting events around the world. Golo Lotto, a corporation registered through the Netherlands Antilles, offers a state of the art website (www.gololotto.com) that allows wagering on various sporting events from around the world, including over 27 different Soccer Leagues. Golo Lotto offers numerous payment methods and a secure online system. There will be a full 24-hour customer service support team that will take calls from existing clients or those interested in registering and wagering. Golo Lotto was the first online lotto to support and sponsor professional clubs in Latin America, including Club Bucaramanaga, Club Tolima, and Club Macara. Currently, Golo Lotto has an existing website, but traffic to the site is minimal and is not generating revenues. Golo Lotto has an agreement with Costa Rican International Sports Book ("CRIS") to manage "backend" operations from customer service, money transactions, game set up and site operation.

    Once the final payment to LAFC was made, we intended to sell and/or transfer the Company's ownership interest in Golo Lotto to an independent third party operator, while retaining a marketing agreement that would enable us to generate revenues based on site traffic and profits while not participating in the gaming operations or having a direct interest in a gaming operation; however, at the time of the final payment in October, we had no purchaser for the assets and after careful consideration of the terms of the Purchase Agreement, our Board of Directors determined that it would be in the best interest of the Company not to own or control the assets of Golo Lotto, but to simply make use of its website and other proprietary intellectual property to market the gaming services of Golo Lotto. Accordingly, we, along with LAFC, have restructured the Purchase Agreement into an Exclusive License and Marketing Services Agreement (the "License and Marketing Services Agreement"). Payments made under the Purchase Agreement acted as consideration for the License and Marketing Services Agreement and were reclassified as "license fees" on our financial statements for the quarter ended September 30, 2003.

    Despite the "worldwide" nature of the license, neither the Company nor Golo Lotto will market Golo Lotto's gaming services to users within the United States or any other jurisdiction in which its activities would be prohibited. Golo Lotto will retain ownership of its website and other assets, and the Company will retain earnings based royalties equal to 50% of the gross revenues generated through its marketing activities, which royalties would be paid out monthly. Under the terms of the agreement, the Company is responsible for its own expenses incurred in connection with the marketing services, excluding extraordinary pre-approved expenses which would be reimbursed by Golo Lotto. The agreement is for a perpetual term that is terminable only upon a showing of cause upon 90 days prior written notice. The agreement expressly provides that the Company shall have no control over the operations of Golo Lotto, nor will it provide web-hosting services.

    We believe that the License and Marketing Agreement will allow us to profit from operations of the Golo Lotto website through our assistance in enhancing the marketing profile of the site, without exposing the Company to the potential liabilities associated with owning and operating a gaming business. We can give no assurance that the License and Marketing Agreement, as structured, will not be found to be in violation of applicable restrictions on gaming activities or that our activities in marketing Golo Lotto will not be found to constitute web-hosting and possibly subject the Company to liability in the jurisdictions in which the site is offered. Pursuant to the License and Marketing Agreement, the Purchase Agreement would be terminated and superceded in its entirety by the License and Marketing Agreement.

        We intend to direct our marking efforts to the following target markets:

  1.5 million Internet users in Columbia
  3.2 million Internet users in Chile
  6 million Internet users in Argentina
  7 million Internet users in Mexico
  8 million Internet users in Brazil

    We believe that there are also several Internet cafes, bars, stores, and areas throughout the capital cities of these countries where the website may be accessed by soccer fans.

    Golo Lotto will be marketed in the above countries with top professional teams and federations to include marketing rights such as stadium boards, naming rights for tournaments, clothing sponsorships and links on official pages, among others. Under the License and Marketing Agreement, we will work with these groups to try to implement marketing rights to fully exploit Golo Lotto in Latin America. Some of the rights we will work to obtain on behalf of Golo Lotto include postings on standard billboards, placement of the logo in magazines and other print media, advertising on tickets and programs, placement on and around stadiums, placement on products sold within stadiums (such as shirts, socks, etc.), placement of the logo on the surface of official balls, placement of the logo on official team and federation websites, and free television advertising as part of our agreements with teams, leagues and television stations.

    LAFC Consulting Agreement

    In November 2003, we entered into a Marketing Services Consulting Agreement (the "LAFC Consulting Agreement"), pursuant to which we paid LAFC an annual up-front fee of US $184,000 in exchange for its services for the one-year (12 month) term of the agreement. The fee paid to LAFC has been secured by a pledge of 500,000 shares of common stock held by LAFC. The pledged shares shall be released quarterly in increments of 125,000 as the fees under the LAFC Consulting Agreement are deemed earned. LAFC will be responsible for all of its out-of-pocket expenses under the terms of the LAFC Consulting Agreement, except for any extraordinary expenses that are pre-approved by the Company. The consulting agreement has an initial term of one year, with subsequent renewal periods of 12 months each. The agreement is terminable with or without cause by either party upon 30 days written notice. If the consulting agreement is terminated prior to the end of the initial one-year term, LAFC shall return any unearned portion of the fees, as provided in the pledge agreement.

    Among the services to be provided, LAFC will meet with all potential clients, which includes teams, players, clubs and media organizations, to enhance the image and revenues of the Company in the areas of focus, including marketing. Reports and proposals will be prepared by LAFC and reviewed and approved by the Company prior to presentation to potential clients. LAFC will provide ongoing operational reports to the Company on the current situation, ongoing progress of negotiations with potential clients and continual opportunities to grow the Company through partnerships, mergers and acquisitions.

    International Football Finance Group

    Through our wholly-owned subsidiary, International Football Finance Group, Inc. ("IFFG"), a California corporation, we offer public relations services to assist soccer clubs and federations in managing wealth, corporate communications, cash management and formation of investment banking partnerships. Through the consulting agreement between ISMG and LAFC, LAFC will provide certain services to IFFG clients, including but not limited to arranging meetings, creating proposals and marketing materials, negotiating with clubs and federations on IFFG's behalf, assisting IFFG in establishing terms of representation, and providing IFFG with reports on various soccer clubs and federations in which IFFG may be interested.

    Between ISMG and LAFC, IFFG will have the advantage of over 50 years' combined experience in the soccer and investment banking fields. This combined background will allow us to offer our clients many different services that apply to the unique world of soccer. There are under 100 clubs worldwide that are publicly traded on major exchanges, but thousands more are privately held. We believe that this creates market potential for IFFG's services. LAFC has strong contacts with many clubs, and IFFG will utilize those contacts. We will provide public relations services for leagues, teams and professional athletes. Our broad media contact base includes print, broadcast and Internet media outlets in the United States and internationally. Our press release service is developed hand-in-hand with our clients. We believe that ISMG's contacts and abilities will help in all areas of IFFG's operations, including investor relations, marketing and sponsorship.

    Through ISMG, IFFG will employ the most recent and updated technology to streamline operations and sales on a daily basis. ISMG currently uses such technology as text paging, digital communication devices, and high-speed wireless connectivity to create a rapid response to client needs. Keeping all members of the IFFG team connected in communication with each other is a high priority, as our primary emphasis at IFFG will be outstanding customer service.

    A more detailed look at some of the many services which will be offered through IFFG is included in the following paragraphs:

    Club Sale Advisory Services

  Recommendation of proper terms and structure
  Development and execution of marketing plans
  Identification, screening, and qualification of potential buyers
  Negotiation and coordination of transactions
  Assistance in obtaining financing
  Preparation of budgets and work with key partners (venue, broadcast partners, etc.) to create a more manageable infrastructure, which is also more attractive to potential buyers
  Advertisements of our services to attract qualified buyers

    Club Purchase Advisory

  Evaluation of buyer's goals
  Formulation of buyer's acquisition criteria
  Location and evaluation of teams as acquisition candidates
  Assistance in obtaining financing
  Negotiation and structuring of successful purchase or other transactions

    TV Rights Advisory

    We believe that maximizing television revenues is essential to the stability and growth of any soccer club and league. Traditionally sports broadcasting rights have been broken down as follows:

  Live
  Delayed
  Highlights
  Clips

    Different option packages can also be:

  Territory
  Platform
  Content Type (video-audio, audio, text and combinations of all three)

    However, we believe that the next decade will see the dissemination of sports broadcasting rights into the following categories:

  Internet (video and audio streaming)
  Internet (audio streaming)
  Internet (graphics, data, logos)
  Mobile devices (WAP, 3G)
  Terrestrial TV (free to air)
  Satellite/Cable TV (premium/pay TV)
  PPV
  Internet TV (convergence, iTV)
  Archive/video on demand; Radio

    It is essential that the clubs and leagues both understand and not give away certain rights because they are packaged. IFFG will maximize these rights to ensure the maximum profitability for the client.

    Stadium Construction Advisory

    We realize that new revenue sources are essential to cover the ever-increasing costs of running a professional soccer club. We hope to construct new facilities in stadiums where our clients play in order to provide new revenue streams for our clients. These may include corporate suites, club lounges, restaurants and merchandising stores. We believe that our this will help our clients transform their own infrastructure into a sports and entertainment business. Corporate suites can range in size and can be used as classrooms or meeting rooms with equipment, including whiteboard, overhead projectors and screens. The club lounge can be used for weddings, formal functions, product launches and luncheons. We believe these features will allow clubs to attract a different clientele and will lead to an increase in revenue from sponsorships, food and beverage, merchandise, and hospitality space rental of the stadium. By pre-selling suites, we are able to help our clients capitalize on the revenues and assets associated with stadium construction and related revenues such as sponsorship, ticket revenue and naming rights of the stadium.

    Sponsorship and Marketing Advisory

    IFFG hopes to assist clients in obtaining maximum revenues with corporate sponsors through introductions, setting up meetings, and negotiating proposals between possible sponsors and our clients. IFFG will have associations with several top international firms and an infrastructure, including several sales teams, to assure results in obtaining sponsorship dollars.

    Municipality Advisory Services

    IFFG will deal with the following issues to help clients in the process in building stadiums. We will help deal with governmental entities to get stadiums built from tax breaks to various governmental subsidies. IFFG will also:

  Review clients' goals and general status to date
  Review similar leases from other facilities for possible use in this process
  Participate in negotiations including review of drafts and proposals, review of impact of documents on team operations, negotiate sessions with the governmental entities, participate in weekly meeting with the client to review project issues and determine ongoing strategies to keep project in motion, and, in conjunction with the client and other professionals, develop initial project budgets to present to the government

    Public Relations

    IFFG will provide a practical means by which our clients benefit from top-notch public relations in all areas to benefit them both on and off the field. As indicated above, ISMG will work to ensure a prompt response to clients' needs and ingenious collaborative strategies, including:

  Consulting on and drafting press releases to give the soccer clubs better exposure.
  Providing shareholder communications/investor relations services
  Developing image and identity, which will include a presence at investment trade shows and promotion through email, fax and telemarketing
  Assisting in the development of relationships with investment banking firms
  Assisting in executing and implementing marketing/public relations plans
  Assisting in the development of an investor relations web page for the team

    Club Cash Management

    IFFG will directly or through outsourcing, provide advice and services to clients designed to protect cash flow, minimize unnecessary club expenses, and get a competitive return on short-term club funds. We will offer clubs a comprehensive review and cash management system and will work closing with club auditors and bankers to control the timing of cash flows in and out, avoidance of high-cost temporary financings, institute changes in the handling of collections, and accounts receivables and payments. IFFG will work with clients to balance positive short-term cash flows against longer-term needs, analyze short-term needs against short-term funds, analyze long-term needs against long-term sources of funds and identify ongoing investment alternatives and services.

ClearSky Mobile Media

    We have entered into an agreement with ClearSky Mobile Media, Inc. of Orlando Florida ("ClearSky"), to provide soccer-related content to ClearSky to be provided to end users of its mobile phones. ClearSky promotes wireless content throughout the Americas by working with carriers to enable delivery of the content to consumers and then establishing a billing arrangement either through the carrier or directly to consumers. We will provide content related to the soccer industry to enable end users to follow their favorite soccer team including keeping track of the latest betting odds, up-to-the-minute scores and game highlights. Our intention is to provide maximum interactivity between the clubs and the cell users.

   We believe that combining cell phone technology with soccer-related content - soccer being the most popular sport in the Latin American region - will help create interest in the ClearSky product. As part of our agreement with ClearSky, we will help to market the cell phones with ClearSky/ISMG content. In marketing the phones, we will utilize our marketing relationships for Golo Lotto, as described above.

    ClearSky will have the right to set the price for monthly subscriptions to the service, but we will share in the revenue from the carriers and end users purchasing the content we provide on a 50/50 split with ClearSky. ClearSky will receive 25% of gaming revenues derived from customer wagers on Golo Lotto via the mobile branded phones carrying our content. The gaming revenues payable to ClearSky will be calculated as customer wagers minus customer payout minus 30% of set operating expenses. In addition, ClearSky will receive 15% of any revenues derived from advertisers who pay to display their names, logos or other advertisements on the wireless website and to 5% of any revenues received from the sale of merchandise purchased through the website.

Soccer Development of America

    Through the use of our fictitious business name, Soccer Development of American ("SDA"), we also focus on marketing and sponsorship opportunities in the soccer market. In September 2003, we signed a strategic marketing agreement with Academia de Futbol Tahuichi (AFT), an international soccer academy in Santa Cruz, Bolivia. Currently, we are actively seeking partners and sponsors for the Tauichi Soccer Academy (the "Academy"). The Academy is the organizer and operator of the Mundialito Paz y Unidad Soccer Tournament, which features some of the most prestigious youth soccer teams in the world. Under the terms of our agreement with the Academy, we will act as the marketing firm for the Academy, as well as the 2004 Mundialito Paz y Unidad Soccer Tournament.

    The Academy is recognized world-wide as one of the top schools for developing both male and female soccer players, and therefore has appeal for many in the soccer industry. The Academy has traditionally promoted and stimulated youth soccer as healthy recreation, and educates young players about the dangers of drugs, alcoholism and other negative influences. The Academy provides mentoring and further skill development for those players with innate ability and talent to become professional soccer players. The Academy also provides complimentary health, nutritional and educational services for all youths.

    The marketing and sponsorship arena is very competitive and there can be no assurances that sponsorship and marketing can be achieved.

Marketing

    In marketing our products and services, we will utilize our relationship with LAFC as well as ISMG's own contacts in the sports industry to build relationships with professional sports organizations around the world to create synergies with international leagues to attract large corporate sponsorship. We will also work to create a "partner" type relationship with our existing customers to increase our marketing down to their participants and peers and will cross-sell additional services into exiting accounts. One of the primary focuses of our marketing strategy is the development of brand recognition for Golo Lotto, ClearSky and our other services. We also hope to form more strategic partnerships with companies in India to help promote our position in India and domestically.

    Now that we have acquired the franchise rights to The All American Burger for a 15-year license term, we plan to aggressively market the name through restaurant magazines and radio and television advertisements. We will also use our contacts in the industry to help spread the word on The All American Burger. We believe that once we get the first franchise opened, word of mouth advertising will increase. We will market The All American Burger as the best burger on the market.

    Services provided by PAR will primarily be marketed through word-of-mouth referrals from clients, but will also be marked through direct contract with selected public and private companies that we feel fir within our business plan and could become productive clients for the Company. We also intend to market PAR through an email campaign directed at businesses and the investment community, using a top-notch website to attract potential clients and promote our marketing skills.

Competition

    Pan American Relations, Inc.

    The corporate communications market is highly competitive, and many of our competitors have more experience and better resources than we do. However, we believe that PAR's concentration on the public arena specializing in working with small to mid cap companies will give it an advantage due to our background in the public markets. Our management and consultants have over 14 years experience in the investors relations arena and we believe we have a very good all-around understanding of the market, especially as it relates to various facets of the public investment markets.

    There are approximately 3,300 publicly traded companies on the OTCBB system and 3,400 traded on the NASDAQ. There are also 1,000's of companies' worldwide seeking marketing and communications services to enhance the image of their company.

    Global Hospitality Group

    GHG feels it can enter the market and be successful because of The All American Burger menu and overall excellent product. We face competition from larger, more well-established companies with considerably greater financial, marketing, sales and technical resources than those available to GHG or the Company. Additionally, many of our present and potential competitors have capabilities that may allow such competitors to offer their products at lower prices and in greater quantities than products and have better brand recognition than we do. Our products could be made uneconomical by the introduction of new products, changes affecting the cost of packaging and shipping, or marketing or pricing actions by one or more of these competitors. Our business, financial condition or results of operations could be materially adversely affected by one or more of such developments. There can be no assurance that we will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on the Company's business, financial condition or results of operations.

    The fast food restaurant industry is highly competitive with respect to price, service, location and food quality, and there are many well-established competitors. Certain factors, such as substantial price discounting, increased food, labor and benefits costs and the availability of experienced management and hourly employees may adversely affect the fast food restaurant industry in general and the Company in particular. We will compete with a large number of national and regional fast-food restaurant chains. Most of the potential competitors which own fast food restaurant chains have financial resources superior to ours, so there can be no assurance that our projected income will not be affected by the competition. Companies such as Burger King, Sonic, Carl's Jr., Wendy's, McDonalds and In-N-Out Burger all offer fast food restaurants similar to ours. In addition, we will experience competition from other types of fast food restaurants, such as Taco Bell, Del Taco, KFC, Jack-In-The-Box and Arby's, among others.

    Competition in this industry segment is based primarily upon food quality, price, restaurant ambiance, service and location. Although we believe we will compete favorably with respect to each of these factors, many of our direct and indirect competitors will be well-established national, regional or local chains and have substantially greater financial, marketing, personnel and other resources than we do. We also compete with many other retail establishments for site locations. The performance of individual units may also be affected by factors such as traffic patterns, demographic considerations and the type, number and proximity of competing restaurants. In addition, factors such as inflation, increased food, labor and employee benefit costs and the availability of experienced management and hourly employees may also adversely affect the restaurant industry in general and our units in particular.

    Media

    We know there is a great deal of competition in the entertainment industry, but we feel that the cost to profit ratio in India is very good. The India motion picture arena is the world's most prolific, producing a 1,000 films a year. The industry generated $856 million in revenues in the last financial year. In 2001, worldwide gross revenues generated by motion pictures in all territories and media (including music and ancillaries) amounted to over $40 billion. We believe we can compete in this market using business connections and years of experience in other areas of financing. We are establishing partnerships with groups who have been in the Industry and can offer first hand knowledge of the business.

    Golo Lotto

    Competition in the online gaming industry is intense, with numerous websites dedicated to sports wagering. Through our marketing efforts, we intend to carve out a niche in the market for Golo Lotto by catering to the Latin American market with an emphasis on soccer and other regional sports. Some of our primary competitors in this arena include:

- LadBrokers.com - which is currently one of the largest Internet-betting portals available, with heavy concentration on soccer. The primary business concentration of LadBrokers.com is in the United Kingdom and surrounding countries.

- William Hill (willhill.com) - an England-based Internet-betting portal that has most of its concentration in the United Kingdom. William Hill is publicly traded on the London Stock Exchange, and has experienced outstanding growth over the past year.

    In addition, there are a number of smaller gaming sites that do not focus on the sport of soccer/futbol. The majority of these sites are in Europe for most sport books, and that is why we feel that the Latin American market offers so much potential.

      IFFG

    Although IFFG will experience competition from a variety of sources, including, most notably, Octagon and other public relations firms and internal marketing divisions for clubs and federations, we believe that our emphasis on soccer is unique. Octagon is the sports and event marketing division of The Interpublic Group of Companies, the world's largest advertising and marketing communications group. Octagon was created in 1997 and launched globally in late 1999. Octagon provides player representation, consultancy, event management, property representation and sales, television rights sales and distribution, television production, and licensing and merchandising services. Unlike the Company, Octagon does not focus on a specific sport.

    ClearSky

    Competition for the sale of wireless phones in Latin America is intense, and many of our competitors will have better resources and more experience than the Company. We intend to market our phones to soccer fans by including advertisements in magazines, in and around our clients' stadiums, in programs and other print media and by broadcast, emphasizing the availability of soccer-related content to interest this group of consumers in the phones.

Government Regulation

    Our activities will be subject to U.S. and foreign government regulation to varying extents. We are unable to predict the cost of compliance with all federal, state, local and foreign laws. The laws and regulations governing our activities may change from time to time, causing us to incur additional costs for compliance with new regulations.

    In marketing wireless phones for ClearSky and providing content for transmission to ClearSky end users, we will be indirectly impacted by the telecommunications laws of the countries in which the phones are marketed. We rely on ClearSky to ensure that both its activities and its technology are in compliance with all applicable laws and regulations, but there can be no assurance that one or more government entities in the countries where the phones are sold by ISMG would not bring action against ISMG for failure to comply with such laws and regulations. Our agreement with ClearSky does not provide for indemnification of the Company by ClearSky if we are forced to incur costs resulting from government investigation and/or fines.

    Pursuant to the terms of the License and Marketing Agreement with Golo Lotto, we will be participating, albeit indirectly, in an industry that is highly regulated. Federal law prohibits the operation of gaming websites on U.S. soil in addition to the solicitation of wagering from persons domiciled in the U.S. We believe that our operational model avoids government regulation and allows the Company to operate legally for several reasons. First, Golo Lotto has retained complete control over its operations and the Company will not directly engage in the gaming industry. Second, Golo Lotto is domiciled in the Netherlands of the Antilles and all of its operations take place outside of the United States. Third, Golo Lotto does not solicit nor accept wagering from the United States or other countries in which such online gaming is prohibited. Lastly, Golo Lotto does not, in and of itself, perform any bookmaking services. Golo Lotto is a storefront that solicits bets from customers and places those bets with a third party. The Company has received a legal opinion from counsel indicating that its Golo Lotto operating strategy under the License and Marketing Agreement is in full compliance with regulatory and legal authority.

    Each of The All American Burger restaurants will be subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, safety, fire and other departments. Difficulties or failures in obtaining any required licensing or approval could result in delays or cancellations in the opening of new restaurants. We will also be subject to the Fair Labor Standards Act and various state laws governing such matters as minimum wages, overtime and other working conditions. A significant number of our employees will be paid at rates related to the federal and state minimum wage and increases in the minimum wage will increase our labor costs. In addition various proposals which would require employers to provide health insurance for all of their employees are being considered from time to time in the U.S. Congress and various states. The imposition of any such requirement would have a material adverse impact on the planned operations of the Company and the financial condition of the fast food restaurant industry. We will be subject to certain guidelines under the Americans with Disabilities Act of 1990 (ADA), and various state codes and regulations which require restaurants to provide full and equal access to persons with physical disabilities. We will also be subject to various evolving federal state and local environmental laws governing, among other things, emissions to the air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of hazardous and no-hazardous substances and wastes.

Employees

    The Company presently employs one person, its Chief Executive Officer. All other relationships are in the form of independent contractors and consultants.

Insurance

    We do not presently have a commercial general liability insurance policy. Although there have been no successful claims against the Company, there is no assurance that the Company will prevail against any future claim. Successful claims could have a serious adverse effect upon our financial condition and its future viability. We will again seek to obtain general liability and product liability insurance at such time when our operations dictate.

    We do not maintain auto insurance coverage or workman's compensation coverage. At such time as the Company resumes hiring employees and/or obtains corporate automobiles, insurance coverage will be obtained in amounts deemed adequate.

    We do not carry director and officer liability insurance, but we have agreed to indemnify our officers and directors against any personal liability incurred as a result of their association with the Company. This agreement has not been formalized in writing. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 (the "Act") is against public policy as expressed in the Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

Intellectual Property

    The Company holds one trademark on the name "San Diego Flash." We will protect our current and future intellectual property through license agreements and trade and services marks on marks owned by ISMG and IFFG.

Reports to Security Holders

    We currently file reports, including quarterly and annual reports, with the Commission pursuant to Section 12(b) or (g) of the Exchange Act. These reports and any other materials filed with the SEC may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The Company files its reports electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

DESCRIPTION OF PROPERTY

           The Company owns no real property. We lease approximately 1,000 square feet of office space in San Diego, California, on a month to month basis at a rate of US $1300 per month.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

    The following discussion should be read in conjunction with the Company's financial statements and the notes thereto and the other financial information appearing elsewhere in this document. In addition to historical information, the following discussion and other parts of this document contain forward-looking information that involves risks and uncertainties.

    In addition to historical information, the following discussion and other parts of this document may contain forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to publicly update any of the forward-looking statements after the date of this report to conform such statements to actual results or to changes in our expectations.

    Actual results could differ materially from those anticipated by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers; the economic conditions affecting our industry; actions by competitors; fluctuations in the price of raw materials; the availability of outside contractors at prices favorable to the Company; our dependence on single-source or a limited number of suppliers; our ability to protect our proprietary technology; market conditions influencing prices or pricing; an adverse outcome in potential litigation, claims and other actions by or against us, technological changes and introductions of new competing products and services; the current recession; terrorist attacks or acts of war, particularly given the acts of terrorism against the United States on September 11, 2001 and subsequent military responses by the United States and coalition forces; ability to retain key personnel; changes in market demand; exchange rates; productivity; weather; and market and economic conditions in the areas of the world in which we operate and market our products. These are factors that we think could cause our actual results to differ materially from expected and historical events.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

    Revenues

    Total revenues increased from US $5,613 for the year ended December 31, 2002 to US $14,308 for the year ended December 31, 2003 primarily due to revenue generated by public relations and consulting services. Magazine related revenues for the period were US $4,308. During 2002, revenues represented subscriptions of US $1,754, and advertising sales of US $3,859. In addition, the Company recorded US $20,518 in unearned revenues for 2002 relating to the prepayment of magazine subscriptions and advertising. The magazine was sold on October 27, 2003 to LiveWire Sports Group, Inc. in exchange for cancellation of debt to LiveWire of US $19,740.

    Operating Expenses

    Operating expenses during the year ended December 31, 2003 increased US $48,221 from the year ended December 31, 2002, to US $1,275,413 from US $1,227,192. The increase is primarily attributable to an increase in consulting fees from US $801,772 in 2002 to US $878,586 in 2003 offset by a reduction in payroll and payroll taxes of US $138,994 as these expenses decreased from US $191,110 to US $52,166, an increase in general and administrative expenses of US $95,687 and an increase in depreciation and amortization expense of US $5,913, primarily resulting from pre-paid license fees of US $3,050. The consulting expenses are the result of an increase in outsourcing by the Company and include an advance payment to LAFC of US $184,000.

    Other Income and Expense

    Other income was US $242,638 for the year ended December 31, 2003, compared to other expense of US $377,543 for the year ended December 31, 2002. The reduction in other income is due primarily to a gain of US $869,213 recognized on the settlement of the Company's notes issued to Broadleaf Capital Partners with outstanding balances of principal and interest equal to approximately US $1,064,402 in exchange for payment of US $125,000 in cash, 100,000 shares of common stock and warrants to purchase 100,000 shares of the Company's common stock for an exercise price equal to $1.00 per share, and payment of $5,013. to a Broadleaf affiliate in settlement of an outstanding judgment obtained against the Company. In addition, the Company recognized a gain equal to US $57,691 on the sale of the magazine. Interest expenses increased by US $274,413 from US $409,853 to US $684,266 due to an increase in total debt burden during 2003 and accrual of interest on instruments currently in default, partially offsetting the decrease in other expenses. During the year ended December 31, 2002, the Company also recorded other income of US $ 32,310, resulting from the forgiveness of certain trade payables and notes payable.

    Net Loss

    As a result of the above-mentioned factors, the Company incurred a loss of US $1,018,467, down from US $1,599,122 in 2002. As stated above, the decrease in loss is primarily attributable to gains recognized on the settlement of the notes issued to Broadleaf and upon sale of the magazine.

Liquidity and Capital Resources

    Cash Position For Fiscal Year Ended December 31, 2003 vs. December 31, 2002

    As of December 31, 2003, the Company had negative working capital of US $2,175,023. From inception through December 31, 2003, the Company had recorded an accumulated deficit of US $9,673,490. In 2002, the Company commenced development of a monthly soccer publication, "90:00 Minutes," which earned revenues through advertising, subscriptions and newsstand sales. The Company issued continued to operate the magazine through October 2003, when it was sold to LiveWire. Costs of publication for the magazine were approximately US $30,000 per month, while revenues received from sales and advertising were approximately US $4,000. In October 2003, the Company adopted a new business plan geared toward providing public relations and other services to soccer clubs and emerging companies, and to marketing of GoloLotto.com, for which it has exclusive marketing rights. Since that time, the Company has further expanded its business into the hospitality industry, with the license of rights to open and operate and franchise restaurants under The All American Burger name and logo, and public relations for companies in the entertainment industry, primarily in the Indian film industry. The Company's ability to continue as a going concern will depend on its ability to generate revenues from these new business divisions.

    From the recommencement of business operations in November 2001 through December 31, 2003, the Company sustained operations through the sale of common stock and convertible debt securities in private placement transactions. During this fiscal year ended December 31, 2003, the Company raised US $896,953 through the issuance of shares of common stock, its Series B Preferred Stock and convertible promissory notes and bonds. These securities are restricted under Rule 144 of the Securities Act of 1933. The convertible debt instruments issued by the Company during 2003 bear and average interest of 10%, mature 60 days to 6 months from the date of issuance, and are convertible into restricted common stock at an average exercise price of US $0.02 per share. The Company intends to raise approximately US $1,000,000 from the sale of its Series B Preferred Stock. There is no guarantee that we will be able to raise funds sufficient to meet our cash requirements, even assuming that the entire offering is sold. We currently anticipate that we will need to sell additional securities in future offerings, either private or public, or to obtain additional financing from other sources, to maintain the Company's cash requirements until sufficient revenues can be generated from operations. There can be no assurance that we will be able to obtain such additional funds if required either at the time the funds are needed or on terms favorable to us. If additional funds are not available, the Company may cease to operate as a going concern.

    At December 31, 2003 and 2002, our auditors expressed a formal auditors' opinion that our prior financial position raised "substantial doubt about [our] ability to continue as a going concern." We incurred net losses of US $1,018,467 and US $1,599,122 for the fiscal years ended December 31, 2003 and 2002. We used cash in operations totaling US $668,21 and US $411,136 for the fiscal years ending. December 31, 2003 and 2002, respectively. In order to achieve profitability, we must increase our revenues while reducing or controlling our expenses and improve our project management expertise. We are continuing to implement cost containment measures in an effort to reduce our cash consumption from operations, and we are working to increase sales by marketing our public relations services and entering into agreements to provide those services to individual private and public companies. Currently, we are working under five contracts to provide such services. During 2003, we generated revenues from two contracts in the amounts of US $8,000 and US $2,000, respectively. Our ability to generate revenues sufficient to meet our cash requirements will depend on the contracts.

Liquidity Resources

    Our future funding requirements will depend on numerous factors, some of which are beyond our control. These factors include our ability to fully implement our business plan and, once we do, to operate profitably, our ability to recruit and train management and personnel for a different business interests, and our ability to compete with other, better capitalized and more established competitors who offer alternative or similar products and services to those of the Company, IFFG, GHG and PAR.

    Our broad, overall, higher growth business strategy, requires significant development and capital expenditures. We will incur a substantial portion of these expenditures before we generate significantly higher sales. Combined with operating expenses, these capital expenditures will result in a negative cash flow until we can establish an adequate revenue-generating customer base. We expect losses through 2004, and we can give no assurance that we will achieve or sustain any positive cash flow or profitability thereafter.

    We anticipate that we will need to raise additional capital. The amount of capital we may need to raise is dependent upon many factors. For example, the need for additional capital will be greater if (i) we do not enter into agreements with customers on the terms we anticipate; (ii) our net operating deficit increases because we incur significant unanticipated expenses; or (iii) we incur additional costs to meet changed or unanticipated market, regulatory, or technical conditions. If these or other events occur, there is no assurance that we could raise additional capital on favorable terms, on a timely basis or at all. If additional capital is not raised, it could have a significant negative effect on our business operations and financial condition, possibly causing us to take immediate cost reduction or other actions, including, but not limited to, cessation of our business operations.

    Our ability to execute a public or private offering or otherwise obtain funds is subject to numerous factors beyond our control, including, without limitation, a receptive securities market and appropriate governmental clearances. No assurances can be given that we will be profitable, or that any additional public or private offering will occur, that we will be successful in obtaining additional funds from any source or be successful in implementing an acceptable exit strategy on behalf of our investors. Moreover, additional funds, if obtainable at all, may not be available on terms acceptable to us when such funds are needed or may be on terms which are significantly adverse to our current shareholders. The unavailability of funds when needed would have a material adverse effect on us.

Critical Accounting Policies

    The Company's financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States of America ("GAAP"). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in the external disclosures of the Company including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. Valuations based on estimates are reviewed by us for reasonableness and conservatism on a consistent basis throughout the Company. Primary areas where financial information of the Company is subject to the use of estimates, assumptions and the application of judgment include acquisitions, valuation of long-lived and intangible assets, and the realizability of deferred tax assets. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions.

    Valuation Of Long-Lived And Intangible Assets

    The recoverability of long lived assets requires considerable judgment and is evaluated on an annual basis or more frequently if events or circumstances indicate that the assets may be impaired. As it relates to definite life intangible assets, we apply the impairment rules as required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to Be Disposed Of" as amended by SFAS No. 144, which also requires significant judgment and assumptions related to the expected future cash flows attributable to the intangible asset. Modification of any of these assumptions can have a significant impact on the estimate of fair value and, thus, the recoverability of the asset.

    Income Taxes

    We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets for recoverability and establish a valuation allowance based upon historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences. As of December 31, 2003, we estimated the allowance on net deferred tax assets to be one hundred percent of the net deferred tax assets.

Recent Accounting Pronouncements

    In April 2002, FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that SFAS, SFAS No. 64, "Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers." Further, SFAS No. 145 amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or described their applicability under changed conditions. This pronouncement requires gains and losses from extinguishment of debt to be classified as an extraordinary item only if the criteria in Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," have been met. Further, lease modifications with economic effects similar to sale-leaseback transactions must be accounted for in the same manner as sale-leaseback transactions. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions of SFAS No. 145 related to Statement 13 shall be effective for transactions occurring after May 15, 2002, with early application encouraged. The adoption of SFAS No. 145 did not have a material impact on our financial statements.

    In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). SFAS 146 requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 did not have a material impact on our financial statements.

    In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS No. 123." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of this Statement did not have a material effect on the financial statements of the Company.

    In November 2002, FASB issued FASB Interpretation (FIN) No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 elaborates on previously existing disclosure requirements for most guarantees. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under the guarantee and must disclose that information in its financial statements. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor's obligations does not apply to product warranties or to guarantees accounted for as derivatives. FIN No. 45 also requires expanded disclosures regarding product warranty expense. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of this Statement did not have a material effect on the financial statements.

    In January 2003, FASB issued FIN No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51." This interpretation provides guidance on: 1) the identification of entities for which control is achieved through means other than through voting rights, known as "variable interest entities" (VIEs); and 2) which business enterprise is the primary beneficiary and when it should consolidate the VIE. This new model for consolidation applies to entities: 1) where the equity investors (if any) do not have a controlling financial interest; or 2) whose equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, this interpretation requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. This interpretation is effective for all new VIEs created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, the provisions of the interpretation must be applied no later than the beginning of the first interim or annual reporting period beginning after June 15, 2003. Certain disclosures are effective immediately. The adoption of this Statement did not have an effect on the financial statements.

    In April 2003, FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 requires that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of this Statement did not have an effect on the financial statements.

    In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Statement did not have a material effect on the financial statements.

38

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            We believe that all prior related party transactions have been entered into upon terms no less favorable to us than those that could be obtained from unaffiliated third parties. Our reasonable belief of fair value is based upon proximate similar transactions with third parties or attempts to obtain the consideration from third parties. All ongoing and future transactions with such persons, including any loans or compensation to such persons, will be approved by a majority of disinterested members of the Board of Directors.

            On March 6, 2000, the Company entered into a Credit Line Loan Agreement with Broadleaf Capital Partners, one of its shareholders. The advances bear interest at 10% per annum and the unpaid principal and interest was due on December 31, 2000. In order to secure the line of credit, the Company paid an underwriting fee to the lender in the form of 1,250,000 restricted shares of common stock (see Management's Discussion and Analysis, above). At December 31, 2002, the principal balance on this Credit Line was US $694,612, and with accrued interest, US $884,880. In connection with the Agreement, the Company also agreed to reconstitute its Board of Directors by allowing the Lender to nominate 3 of the 5 directors, and to allow the Lender to approve certain budgets and significant expenditures, and to receive monthly financial statements from the Company. In addition, the agreement stipulates that the Lender will provide certain accounting and senior management overview services and public company reporting oversight in exchange for one percent (1%) of the Company's gross revenues. In the event of default, the Lender may terminate the Agreement, declare the outstanding balance to be due and payable, and convert the balance into common restricted shares of the Company. The new shares to be issued would be the number necessary for the Lender to have a cumulative ownership position of 53% of the then issued and outstanding shares plus all unexecuted options and warrants. The Company is in default on its credit lines that were due on December 31, 2000. The holders have not taken any legal action against the Company as permitted in the agreement, nor have they elected to nominate directors as also permitted.

            During the years ended December 31, 2001 and 2000, the Company received cash advances totaling US $85,377 from a company whose president and CEO is Yan Skwara, President/CEO of San Diego Soccer Development Corporation. Interest on this note accrued at 10.0% per annum, and the balance was due on demand. During the year ended December 31, 2002, the Company made cash payments on this note totaling US $64,593 to satisfy its obligation to this related party in full.

            Further, the Company borrowed an additional US $9,987 during the 2000 fiscal year from a company with common directors. Interest on this note accrues at 10.0%, and the balance is due on demand. At December 31, 2002, the balance on this note was US $9,987, with accrued interest of US $2,463. As of December 31, 2002, no demand for payment on this note had been made.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

  The Company's common stock was recently approved for trading on the OTCBB. Previously, it was traded on the Pink Sheets since January 2000. Our stock is currently traded under the symbol "ISME." The following table sets forth the trading history of the common stock on the Pink Sheets and the OTCBB for each quarter of the last two fiscal years and the first quarter of 2004, as reported by Yahoo Finance Historical Prices (www.finance.yahoo.com). The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Quarter Endings	Quarterly High	Quarterly Low	Quarterly Close
3/31/2000	3.50	1.046875	1.50
6/30/2000	1.875	0.25	1.00
9/29/2000	1.00	0.25	1.25
12/29/2000	0.040625	0.0625	0.09375
3/30/2001	0.296875	0.03125	0.09375
6/29/2001	0.125	0.015625	0.015625
9/28/2001	0.015625	0	0.015625
12/31/2001	0.296875	0.015625	0.046875
3/29/2002	0.234375	0.0625	0.1875
6/28/2002	0.234375	0.078125	0.171875
9/30/2002	0.20	0.02	0.05
12/31/2002	0.07	0.02	0.04
3/31/2003	0.05	0.01	0.04
6/30/03	0.05	0.01	0.03
9/30/03	0.11	0.01	0.08
12/31/03	0.21	0.01	0.10
3/31/04	0.10	0.03	0.04

Holders of The Common Stock

As of March 30, 2004, there were approximately 880 holders of record of our common stock. We believe that the number of beneficial owners is substantially greater than the number of record holders because a significant portion of our outstanding common stock is held in broker "street names" for the benefit of individual investors.

Stock Option Grants

 As of March 30, 2004 the Company had no stock options outstanding but had 100,000 warrants outstanding with a strike price of $1.00 per share. Additionally, as part of a joint venture agreement dated April 4, 2004, the Company has granted warrants to purchase up to One Million shares at a strike price of $0.04 per share and a additional one million warrants at a strike price of $0.10 These warrants will expire one year to the date of signing of this agreement with the second set of .10 warrants having a 2 year window, and can only be exercised in writing before the one year and two year period expires. All shares issued pursuant to exercise of the warrants shall be subject to Rule 144 restrictions. Each warrant shall carry "piggy-back" rights, meaning that all shares issued pursuant to exercise of the warrants shall be included in any registration with the SEC to facilitate their marketability on the exchange.

Registration Rights

ISME has granted registration rights to the selling shareholders.

Dividends

There are no restrictions in the Company's articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.   The Company would not be able to pay its debts as they become due in the usual course of business; or

2.   The Company's total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

 ISME has not declared any dividends, and does not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

 The following table sets forth the annual and long-term compensation for services in all capacities for the years ended December 31, 2003, 2002 and 2001 paid to Yan K. Skwara, our current Chief Executive Officer. No other executive officers received compensation exceeding US $100,000 during the years ended December 31, 2003 or 2002.

Summary Compensation Table

	Annual Compensation				Long Term Compensation

					Awards

Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Award(s)	Securities Underlying Options	All Other Compensation

Yan K. Skwara	2001	$133,000 (2)	$---	$---	1,500,000	---	---
Chief Executive Officer(1)	2002	$133,000 (3)	$---	$---	2,000,000	---	---
	2003	$133,000 (4)	$---	$---	0	---	---

(1)     Mr. Skwara became Chief Executive Officer effective as of December 20, 2001.
(2)     Mr. Skwara received 1,500,000 restricted shares of common stock in January 2002 in lieu of $133,000 in salary accrued for 2001. No salary was paid during the period.
(3)     Mr. Skwara received 2,000,000 restricted shares of common stock in January 2003 in lieu of $133,000 in salary accrued for 2002. No salary was paid during the period.
(4)     Mr. Skwara's salary of $133,000 per annum has been accrued for the fiscal year ended December 31, 2003.

    We do not currently contemplate compensating independent directors for their services to the Company. Directors who are also officers of the Company receive no additional compensation for serving on the Board of Directors.

Director Compensation

     The following table sets forth the remuneration paid to the Company's directors during its fiscal year ended December 31, 2003. The Company does not pay directors who are also officers of the Company additional compensation for their service as directors.

	Cash Compensation			Security Grants

Name	Annual Retainer Fees	Meeting Fees	Consulting Fees/Other Fees	Number of Shares	Number of Securities Underlying Options/SARs

Yan K. Skwara	-	-	-	-	-
Shane H. Traveller (1)	-	-	-	-	-
Lonn Paul	-	-	$1,410	-	-
Christian B. Herschberger(2)	-	-	-	-	-
Brad Smith	-	-	-	50,000	-

(1) Mr. Traveller resigned from the Board of Directors on July 11, 2003.
(2) Mr. Hershberger resigned from the Board of Directors on July 28, 2003.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)

FINANCIAL STATEMENTS

December 31, 2003

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
International Sports and Media Group, Inc.
(Formerly San Diego Soccer Development Corporation)
San Diego, California

We have audited the accompanying balance sheet of International Sports and Media Group, Inc. (formerly San Diego Soccer Development Corporation) as of December 31, 2003, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Sports and Media Group, Inc. (formerly San Diego Soccer Development Corporation) as of December 31, 2003 and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has incurred significant losses which have resulted in an accumulated deficit, raising substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HJ Associates & Consultants, LLP
Salt Lake City, Utah
March 25, 2004

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)
Balance Sheet

ASSETS

December 31, 2003

CURRENT ASSETS

Cash	$3,853

Total Current Assets
3,853

PROPERTY AND EQUIPMENT (Net) (Note 2)	4,660

OTHER ASSETS
License fees, net (Note 10)	118,950

Total Other Assets
118,950

TOTAL ASSETS
$127,463

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)
Balance Sheet

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
December 31, 2003
CURRENT LIABILITIES

Accounts payable	$371,802
Accrued expenses (Note 6)	576,588
Convertible bond (Note 10)	500,000
Convertible promissory notes (Note 5)	448,488
Notes payable (Note 4)	71,802
Accrued interest payable	210,196

Total Current Liabilities
2,178,876

Total Liabilities
2,178,876
STOCKHOLDERS' DEFICIT

Preferred stock: 50,000,000 shares authorized of $0.001 par value, 2,500 shares issued and outstanding	3
Common stock: 150,000,000 shares authorized of $0.001 par value, 73,548,724 shares issued and outstanding	73,549
Additional paid-in capital	7,545,805
Subscriptions payable	3,000
Treasury stock, at cost	(280)
Accumulated deficit	(9,673,490)

Total Stockholders' Deficit
(2,051,413)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT
$127,463

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)
Statements of Operations

	For the Years Ended December 31,
	2003	2002

REVENUES

Consulting Revenue	$10,000	$-
Magazine-related revenues	4,308	5,613

Total Revenues
	14,308	5,613

EXPENSES

Payroll and payroll taxes	52,166	191,110
General and administrative	333,268	228,830
Consulting	878,586	801,772
Depreciation and amortization	11,393	5,480

Total Expenses	1,275,413	1,227,192

Loss From Operations	(1,261,105)	(1,221,579)

OTHER INCOME (EXPENSE)

Gain on settlement of debt (Note 3)	869,213	32,310
Gain of sale of magazine	57,691	-
Interest expense	(684,266)	(409,853)

Total Other Income (Expense)	242,638	(377,543)

NET LOSS	$(1,018,467)	$(1,599,122)

BASIC LOSS PER SHARE	$(0.02)	$(0.09)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	52,541,939	$17,631,619

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)
Statements of Stockholders' Equity (Deficit)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Subscriptions Payable	Treasury Stock	Accumulated Deficit

Balance, December 31, 2001	-	$-	9,828,154	$9,828	$5,052,267	$-	$(105)	(7,055,901)

Common stock issued for cash	-	-	6,180,500	6,181	303,402	-	-	-

Common stock issued in conversion of promissory notes	-	-	452,000	452	9,548	-	-	-

Common stock issued for services rendered	-	-	15,042,000	15,042	737,058	-	-	-

Common stock issued on exercise of options	-	-	32,500	32	1,593	-	-	-

Expense realized on stock options granted	-	-	-	-	1,335	-	-	-

Treasury stock purchased	-	-	-	-	-	-	(175)	-

Beneficial conversion on convertible notes	-	-	-	-	169,000	-	-	-

Net loss for the year ended December 31, 2002	-	-	-	-	-	-	-	(1,599,122)

Balance, December 31, 2002	-	$-	31,535,154	$31,535	$6,274,203	$-	$(280)	$(8,655,023)

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)
Statements of Stockholders' Equity (Deficit) (Continued)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Subscriptions Payable	Treasury Stock	Accumulated Deficit

Balance, December 31, 2002	-	$-	31,535,154	$31,535	$6,274,203	$-	$(280)	$(8,655,023)

Preferred stock issued for cash	2,500	3	-	-	2,497	-	-	-

Common stock issued for cash	-	-	1,875,000	1,875	35,625	-	-	-

Common stock issued in conversion of promissory notes	-	-	22,481,721	22,481	251,355	-	-	-

Common stock issued for services rendered	-	-	20,194,049	20,195	449,185	-	-	-

Common stock issued for licensing fees	-	-	1,500,000	1,500	73,500	-	-	-

Common stock issued in settlement of debt	-	-	100,000	100	1,900	-	-	-

Cash received on stock subscription payable	-	-	-	-	-	3,000	-	-

Beneficial conversion on feature convertible notes	-	-	-	-	444,652	-	-	-

Expense recognized on warrants granted	-	-	-	-	8,751	-	-	-

Common shares cancelled	-	-	(4,137,200)	(4,137)	4,137	-	-	-

Net loss for the year ended December 31, 2003	-	-	-	-	-	-	-	(1,018,467)

Balance, December 31, 2003	2,500	$3	73,548,724	$73,549	$7,545,805	$3,000	$(280)	$(9,673,490)

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)
Statements of Cash Flows

	For the Years Ended December 31,
	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES

Net Loss	$(1,018,467)	$(1,599,122)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	9,892	5,480
Stock issued for services	471,380	752,100
Gain on settlement of debt	(869,214)	-
Gain on sale of magazine	(57,691)	-
Expensed recognized on stock options granted	8,751	1,325
Stock issued in conversion of warrants	-	1,625
Beneficial conversion recognized	444,652	169,000
Changes in operating assets and liabilities:
Increase in accounts payable	64,488	61,796
Increase (decrease) in unearned revenue	17,433	20,518
Increase in accrued expenses	260,255	176,142

Net Cash Used by Operating Activities	(668,521)	(411,136)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for licensing fees	(47,000)	-

Net Cash Used by Investing Activities	(47,000)	-

CASH FLOWS FROM FINANCING ACTIVITIES

Preferred stock issued for cash	2,500	-
Increase in subscription payable	3,000	-
Common stock issued for cash	37,500	309,583
Convertible promissory notes proceeds	853,953	169,000
Cash payments of debt	(174,382)	(70,543)
Change in bank overdraft	(3,197)	3,197
Purchase of treasury stock	-	(175)

Net Cash Provided by Financing Activities	719,374	411,062

NET INCREASE (DECREASE) IN CASH	3,853	(74)

CASH AT BEGINNING OF PERIOD	-	74

CASH AT END OF PERIOD	$3,853	$-

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)
Statements of Cash Flows (Continued)

	For the Years Ended December 31,
	2003	2002

SUPPLEMENTAL CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$1,509	$-
Income taxes	-	-

NON-CASH INVESTING AND FINANCING ACTIVITIES

Common stock issued for conversion of promissory notes	$273,836	$10,000
Common stock issued for services rendered	$471,380	$752,100

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)
Notes to the Financial Statements
December 31, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Organization

International Sports and Media Group, Inc. (formerly San Diego Soccer Development Corporation), ("the Company") was incorporated on December 12, 1995, under the laws of the state of Nevada under the name Roller Coaster, Inc. The Company engaged in no operations prior to February 10, 2000.

On February 10, 2000, the Company issued 5,284,369 shares of its previously un-issued common stock to the shareholders of San Diego Soccer Development Corporation, a California company (SDSDC) in exchange for all of the issued and outstanding shares of SDSDC. Immediately following the acquisition of SDSDC, the Company changed its name to San Diego Soccer Development Corporation.

At the time of acquisition of SDSDC, the Company was completely inactive, with no operations, assets, or liabilities. Additionally, the exchange of the Company's common stock for the common stock of SDSDC resulted in the former shareholders of SDSDC obtaining control of the Company. Accordingly, SDSDC was treated as the continuing entity for accounting purposes, and the Company being the continuing entity for legal purposes. The transaction was accounted for as a recapitalization of SDSDC, with no adjustment to the basis of SDSDC's assets acquired or liabilities assumed.

SDSDC was incorporated on August 22, 1997 in the state of California, and was engaged for a time in the management and marketing of professional soccer teams, as well as the publication of a soccer magazine. The majority of the Company's revenues have been generated from corporate sponsorships, ticket sales, and advertising.

On December 19, 2003, shareholders of the Company elected to change the Company's corporate name to International Sports and Media Group, Inc., to adequately reflect the Company's current business model.

b. Accounting Methods

The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 year-end.

c. Basic Loss Per Share

The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period.

	For the Year Ended December 31,

	2003	2002

Loss (numerator)	$(1,018,467)	$(1,599,122)
Shares (denominator)	52,541,939	17,631,619

Per share amount	$(0.02)	$(0.09)

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)
Notes to the Financial Statements
December 31, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

c. Basic Loss Per Share (Continued)

The Company's outstanding stock options have been excluded from the basic net loss per share calculation as they are antidilutive. The Company has excluded 1,287,800 common stock equivalents.

d. Property and Equipment

Property and equipment is recorded at cost. Major additions and improvements are capitalized. The cost and related accumulated depreciation of equipment retired or sold are removed from the accounts and any differences between the undepreciated amount and the proceeds from the sale are recorded as a gain or loss on sale of equipment. Depreciation is computed using the straight-line method over the estimated useful life of the assets.

e. Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of December 31, 2003 and 2002:

	2003	2002

Deferred tax assets

NOL Carryover	$1,998,400	$2,257,300

Deferred tax liabilities	(80,958)	-

Valuation allowance	(1,917,442)	(2,257,300)

Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the US federal and state income tax rates of 39% to pretax income from continuing operations for the years ended December 31, 2003 and 2002 due to the following:

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)
Notes to the Financial Statements
December 31, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

e. Income Taxes (Continued)

	2003	2002

Book loss	$(369,825)	$(159,561)
Penalties & Interest	10,565	-
Accrued Expenses	(10,335)	-
Depreciations	(22,020)	-
Other	570	(302)
Stock for Services/Options Expense	358,425	51,870
Valuation allowance	32,620	107,993

	$-	$-

At December 31, 2003, the Company had net operating loss carryforwards of approximately $5,100,000 which may be offset against future taxable income from the year 2003 through 2023. No tax benefit has been reported in the December 31, 2003 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in the future.

f. Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

g. Advertising and Promotion

The Company follows the policy of charging the costs of advertising and promotion to expense as incurred. Advertising and promotion expense for the years ended December 31, 2003 and 2002 totaled $33,386 and $16,682, respectively.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)
Notes to the Financial Statements
December 31, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

h. Revenue and Expense Recognition

Revenue from magazine subscriptions and advertising contracts is recognized at the time the Company's corresponding magazine issues are published. Accordingly, advance subscriptions and advertising sales for future periods have been recorded as deferred revenues and recognized on a pro-rata basis during the applicable subscription or advertising term. Administrative, general, advertising and promotional expenses are charged to operations as incurred. The Company sold all magazine related assets, liabilities and operations during the 2003 fiscal year (See Note 11). Therefore, unearned revenue at December 31, 2003 totaled $-0-.

i. Stock Options

The Company has granted options to purchase common stock to various parties as consideration for various services rendered to the Company. Under the Statement of Financial Accounting Standards No. 123, as amended by SFAS No. 148 Accounting for Stock-Based Compensation ("SFAS 123"), the Company is recognizing the compensation cost using the estimated fair value method. Under the fair value method, total compensation cost is the estimated fair value of the stock options at the grant date, less any amount paid by the employee for the stock options.

j. Recent Accounting Pronouncements

During the year ended December 31, 2003, the Company adopted the following accounting pronouncements which had no impact on the financial statements or results of operations:

  SFAS No. 143, Accounting for Asset Retirement Obligations;

  SFAS No.145, Recision of FASB Statements 4, 44, and 64, amendment of Statement 13, and Technical Corrections;

  SFAS No. 146, Accounting for Exit or Disposal Activities;

  SFAS No. 147, Acquisitions of certain Financial Institutions; and

  SFAS No. 148, Accounting for Stock Based Compensation.

  SFAS No.149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities;

  SFAS No.150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

  In addition, during the year ended December 31, 2003, FASB Interpretations No. 45 and No. 46, along with various Emerging Issues Task Force Consensuses (EITF) were issued and adopted by the Company and had no impact on its financial statements.

  INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)
Notes to the Financial Statements
December 31, 2003 and 2002

NOTE 2 - PROPERTY AND EQUIPMENT

          Property and equipment consists of the following:

December 31, 2003

Soccer Equipment	$6,000
Promotional equipment	9,685
Computers and software	19,216

34,901
Accumulated depreciation	(30,241)

Net property and equipment	$4,660

During the years ended December 31, 2003 and 2002, the Company recorded depreciation expense of $8,342 and $5,480, respectively.

NOTE 3 - RELATED PARTY TRANSACTIONS

a. Credit Lines Payable

The Company entered into a Credit Line Loan Agreement with Broadleaf Capital Partners, Inc. ("Broadleaf"), a significant shareholder, effective March 6, 2000. The Agreement provides the Company with a line of credit for approved expenditures. The advances bear interest at 10% per annum and the unpaid principal and interest was originally due on December 31, 2000. In addition, in order to secure the line of credit, the Company paid an underwriting fee to the lender in the form of 1,250,000 restricted shares of common stock valued at $1,250,000. At October 2003, the principal balance on this Credit Line was $694,612, and with accrued interest, totaled $942,764.

In October 2003, the Company consummated a Settlement Agreement with Broadleaf whereby the company made a cash payment of $125,000 issued 100,000 shares of its restricted common stock, and granted 100,000 warrants with a strike price of $1.00 per share to Broadleaf in exchange for the full forgiveness of the Company's obligation to Broadleaf. The Company realized a gain on settlement of debt totaling $869,214 relating to this transaction.

  INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)
Notes to the Financial Statements
December 31, 2003 and 2002

NOTE 3 - RELATED PARTY TRANSACTIONS (Continued)

b. Loans from Related Parties

The Company borrowed an $9,987 during the 2000 fiscal year from a wholly-owned subsidiary of Broadleaf. This amount, plus all related accrued interest, was forgiven as a part of the Settlement Agreement with Broadleaf discussed in the proceeding paragraph.

NOTE 4 - NOTES PAYABLE

Notes payable consist of the following:

December 31, 2003

Note payable to an unaffiliated company, interest at 10% per annum, principal and interest due December 31, 2000, unsecured.	$42,500

Note payable to an unaffiliated company, interest at 11% per annum, principal and interest due on December 31, 2000, unsecured.	29,302

Total Notes Payable	71,802

Less: Current Portion	(71,802)

Long-Term Notes Payable	$-

The aggregate principal maturities of notes payable are as follows:

Year Ended December 31,	Amount

2003	71,802

At December 31, 2003, the Company was in default on its two notes payable. The note holders have not taken any legal action against the Company as permitted by the agreements. Accrued interest on these notes totaled $23,950 as of December 31, 2003.

  INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)
Notes to the Financial Statements
December 31, 2003 and 2002

NOTE 5 - CONVERTIBLE PROMISSORY NOTES

Convertible Promissory notes consist of the following:

December 31, 2003

Notes payable to various unrelated parties, bearing interest at 20% per annum, principal and interest due September 30, 2001, convertible into common stock at $1.00 per share at the option of the holder, currently in default	$27,500

Notes payable to various unrelated parties, bearing interest at 10% per annum, principal and interest due on July 31, 2001, convertible into common stock at $1.00 per share at the option of the holder, currently in default	40,000

Notes payable to various unrelated parties, bearing interest at 8% per annum, principal and interest due on July 1, 2000, convertible into common stock at $1.00 per share at the option of the holder, currently in default	29,900

Notes payable to various unrelated parties, bearing interest at 8% per annum, principal and interest due on December 31, 1999, convertible into common stock at $1.00 per share at the option of the holder, currently in default	117,600

Notes payable to various unrelated parties, bearing interest at 8% per annum, principal and interest due on 12/31/2000, convertible into common stock at $1.00 per share at the option of the holder, currently in default	10,250

Notes payable to various unrelated parties, bearing interest at 10% per annum, principal and interest due on various dates (all six month terms), convertible into common stock at 50% of market price on date of conversion, at the option of the holder. The last of these notes matures on February 20, 2004.	223,238

Total Convertible Promissory Notes	448,488

Less: Current Portion	(448,488)

Long-term Convertible Promissory Notes	$-

  INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)
Notes to the Financial Statements
December 31, 2003 and 2002

NOTE 5 - CONVERTIBLE PROMISSORY NOTES (Continued)

During the years ended December 31, 2003 and 2002, the Company borrowed $349,651 and $169,000, respectively, under the terms of its convertible promissory notes, and made cash payments on the notes totaling $35,728 and $5,950, respectively. Certain notes were converted into common stock as well, with $271,836 in outstanding notes being converted into 21,331,721 shares of common stock during 2003, and $10,000 in outstanding notes being converted into 452,000 shares in 2002. An additional $40,000 was forgiven in relation to the Settlement Agreement in Note 3. These notes accrued interest totaling $58,331 in 2003 and $32,196 in 2002.

The most recent subset of the convertible promissory notes discussed above was issued during the year ended December 31, 2002 to various unrelated parties. As a stipulation of this set of notes, the principal balances of the notes are convertible into common stock at a rate of 50% of the prevailing market price of the stock on the date of conversion. This beneficial conversion feature yielded a discount on the debt totaling $344,652 in 2003, which was fully amortized at December 31, 2003, because the notes are convertible immediately.

NOTE 6 - ACCRUED EXPENSES

As of December 31, 2003, accrued expenses consisted of the following:

Accrued franchise fees	$12,500
Accrued consulting fees	3,115
Accrued payroll	193,593
Accrued payroll tax	277,945
Accrued penalties and interest	74,435
Other accrued expenses	15,000

$576,588

NOTE 7 - STOCKHOLDERS' EQUITY (DEFICIT)

a. Common Stock

During 2002, the Company issued 6,180,500 shares of its common stock for cash at $0.05 per share, 15,042,000 shares for services at $0.05 per share, an additional 452,000 shares in conversion of $10,000 in promissory notes, and 32,500 upon exercise of stock options. At December 31, 2002, the Company had 31,535,154 shares of common stock issued and outstanding.

During 2003, the Company issued 1,875,000 shares of common stock for cash at $0.02 per share, 22,481,721 shares in conversion of $271,836 in convertible promissory notes, 20,194,049 shares as consideration for services rendered, 1,500,000 shares for prepaid licensing fees, and 100,000 in settlement of debt.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)
Notes to the Financial Statements
December 31, 2003 and 2002

NOTE 7 - STOCKHOLDERS' EQUITY (DEFICIT) (Continued)

b. Preferred Stock

During fiscal year 2003, the Company's Board of Directors created and authorized the issuance of up to 1,000,000 shares of Series B preferred stock, at $0.001 par value. The Board further resolved to create the preferred stock such that in the event of liquidation, the Series B Holders would be entitled to convert their respective shares, at any time, into three shares of the Company's common stock. In addition, the holders of the Series B preferred stock are entitled to receive non-cumulative dividends in preference to any dividend on the common stock at the rate of 6% per annum.

c. Stock Options and Warrants

The Company had the following common stock option and warrant transactions during the year ended December 31, 2003:

	Shares	Weighted Average Exercise Price	Contractual Life of Options Outstanding

Options outstanding at January 1, 2003	1,287,800	$0.18	2.16 years

Warrants granted	100,000	$1.00	1.83 years

Options exercised		-	-

Options forfeited or expired	(1,287,800)	-	-

Warrants outstanding at December 31, 2003	100,000	$1.00	1.83 years

Exercisable at end of year		100,000

During the 2003 fiscal year, the Company cancelled 445,000 outstanding stock options and issued 44,500 shares of restricted common stock as consideration to the option holders. The remaining 843,800 stock options, which had been issued to various consultants, were cancelled for non-performance. In addition, the Company granted 100,000 warrants to Broadleaf as partial consideration for the forgiveness of the Company's payables to Broadleaf. These warrants have a two-year term, and are exercisable at $1.00 per share.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)
Notes to the Financial Statements
December 31, 2003 and 2002

NOTE 8 - GOING CONCERN

As reported in the financial statements, the Company has an accumulated deficit of approximately $9,670,000 at December 31, 2003 and has incurred a significant loss from operations for the year then ended. In addition, the Company was in default on certain of its promissory notes on December 31, 2003. The Company's shareholders' deficit was approximately $2,050,000 and its current liabilities exceeded its current assets by approximately $2,175,000.

These factors create uncertainty about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital it could be forced to cease operations.

In order to continue as a going concern and achieve a profitable level of operations, the Company will require, among other things, additional capital resources. Management's plans to obtain such resources for the Company include (1) raising additional capital through the sale of common stock; (2) continuing the practice of issuing common stock as consideration for certain employee and marketing services; (3) converting promissory notes into common stock; and (4) eliminating its high-overhead magazine operations, and shifting the Company's focus toward low-overhead consulting and sports management services. Management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 9- COMMITMENTS AND CONTINGENCIES

During 2001, the Company entered into an office lease in San Diego, California, which is renewable on a "month to month" basis. The Company has no long-term obligation relating to its office lease.

NOTE 10- SIGNIFICANT EVENTS

International Football Finance Group

On September 25, 2003, the Company consummated the creation of a new, wholly-owned subsidiary, called International Football Finance Group ("IFFG"). IFFG is a California corporation, created for the purpose of engaging in any lawful business activity. IFFG is authorized to issue 1,000,000 shares of common stock. As of December 31, 2003, IFFG had zero assets and zero liabilities.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)
Notes to the Financial Statements
December 31, 2003 and 2002

NOTE 10- SIGNIFICANT EVENTS (Continued)

Pan American Relations, Inc.
On October 30, 2003, the Company consummated the creation of a new, wholly-owned subsidiary, called Pan American Relations, Inc. ("PanAm"). PanAm is a California corporation, created for the purpose providing financial and investor relations services for emerging companies. PanAm is authorized to issue 1,000,000 shares of common stock. As of December 31, 2003, PanAm had zero assets and zero liabilities.

Marketing Agreement

On September 17, 2003, the Company consummated a Marketing Agreement with Academia de Futbol Tahuichi ("Tahuichi") whereby the Company agreed to help Tahuichi obtain advertising revenues, assist Tahuichi in raising capital, and assist Tahuichi in selling the contracts of certain Academy soccer players. In exchange for these services, the Company is entitled to 25% of the revenues generated on behalf of Tahuichi. The term of the contract is one year.

Convertible Debenture

In October 2003, the Company completed a Confidential Private Placement Memorandum, whereby the Company raised $500,000 in cash from an unrelated investor in the form of a convertible bond. Per the terms of the Bond Agreement, the debt instrument is convertible into common stock at $0.10 per share, and vests immediately. The bond accrues interest at 5.0% per annum. The Company recognized interest expense totaling $100,000 relating to the beneficial conversion feature of this convertible debt instrument.

Sale of Magazine

On October 27, 2003 the Company entered into an agreement with Live Wire Sports Group, ("Live Wire") to transfer ownership of the Company's 90:00 Minutes Magazine to Live Wire in exchange for the cancellation of the Company's $19,740 debt payable to Live Wire, and Live Wire's assumption of the related advertising and subscription obligations, totaling $37,951. The Company realized a gain on this sales transaction in the amount of $57,691.

Marketing and Consulting Agreement

In November 2003, the Company entered into a Marketing Services Consultant Agreement with Latin American Futbol Organization ("LAFC"). According to the terms of the Agreement, the Company is to pay $184,000 in cash to LAFC as advance payment for various financial, accounting, and reporting services, as well as business development consulting focused on South American operations. In exchange, LAFC transfers possession of its 500,000 shares ("the shares") of the Company's common stock to the Company, to be held by the Company to secure the performance of LAFC's contractual obligations. The shares will be released back to LAFC on a quarterly basis, at the rate of 125,000 per quarter, provided the Company is satisfied with LAFC's performance. The Company made the contracted cash payment of $184,000 in November 2003. The contract will expire on the earlier of a) the one-year anniversary of the signing of the agreement, or b) on the date which either party terminates the agreement with thirty days prior written notice.

INTERNATIONAL SPORTS AND MEDIA GROUP, INC.
(FORMERLY SAN DIEGO SOCCER DEVELOPMENT CORPORATION)
Notes to the Financial Statements
December 31, 2003 and 2002

NOTE 11- LICENSE FEES

On February 7, 2003, the Company entered into an Asset Purchase Agreement ("The Agreement") with Latin American Futbol Corporation ("LAFC"), whereby the Company agreed to purchase 51% of the assets of Golo Lotto (a wholly-owned subsidiary of LAFC), an online internet gaming website that allows wagering on various sporting events around the world. The purchase price for the assets was contracted to be $47,000 in cash, plus 1,500,000 shares of the Company's common stock. In addition, LAFC is entitled to 50% of the future net revenues generated by the Golo Lotto website. The Company satisfied its payment obligations for the Agreement in October, 2003.

In November 2003, the Company signed an Exclusive License and Marketing Services Agreement ("the Agreement") with Latin American Futbol Corporation ("LAFC") through which the parties nullified and terminated their previously consummated Asset Purchase Agreement, and LAFC granted to the Company the exclusive right and license to perform marketing services in relation to Golo Lotto, a wholly-owned subsidiary of LAFC. In addition, the Company becomes entitled to fifty percent of the monthly net revenues generated from the Golo Lotto operations. Under the terms of the Agreement, the consideration paid by the Company to obtain the exclusive license was agreed to be those payments of cash and stock previously made by the Company under the Asset Purchase Agreement. The Agreement is to remain in effect until such time that either party provides the other with ninety days prior written notice. The Agreement is terminable only for cause. All consideration was received and the Agreement became effective in November 2003. The Company will amortize the license fees on a straight-line basis over five years. As of December 31, 2003, the Company had recognized amortization expense of $3,050 relating to these prepaid license fees.

NOTE 12 - SUBSEQUENT EVENTS

Global Hospitality Group, Inc.
On January 20, 2004, the Company consummated the creation of a new, wholly-owned subsidiary, called Global Hospitality Group, Inc. ("GHG"). GHG is a Nevada corporation, created for the purpose of developing business relationships in the food and beverage industry. GHG is authorized to issue 50,000,000 shares of common stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ISME has had no changes in or disagreements with the accountants.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

 The Company's officers and directors are indemnified as provided by the Nevada Revised Statutes and the bylaws.

 Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation, the Bylaws or by Agreement. The Articles of Incorporation do not specifically limit the directors' liability, however the Bylaws specify the extent and nature of any liability of directors, as detailed below. There are currently no agreements in effect, which would limit such liability. Excepted from that immunity are: (a) a willful failure to deal fairly with ISME or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

 The Company's bylaws provide that ISME will indemnify the directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that ISME may modify the extent of such indemnification by individual contracts with the directors and officers; and, provided, further, that International Sports and Media Group shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the board of directors, (c) is provided by us, in International Sports and Media Group' sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.

 The Company's bylaws provide that ISME will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of ISME as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise.

 The Company's bylaws provide that no advance shall be made by it to an officer of ISME, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision‑making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of International Sports and Media Group.

 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$250.00

Federal Taxes	$0.00

State Taxes and Fees	$0.00

Transfer Agent Fees	$0.00

Accounting fees and expenses	$2,000

Legal fees and expenses	$5,000

Blue Sky fees and expenses	$0.00

Miscellaneous	$1,000

Total	$8,250

ISME is paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

RECENT SALES OF UNREGISTERED SECURITIES

    Except as otherwise noted, the securities described in this Item 5 were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933. Each such issuance was made only with persons who were sophisticated in such transactions and who had knowledge of and access to sufficient information about the Company to make an informed investment decision. Among the information provided was the fact that the securities issued were restricted securities. No commissions were paid in connection with the transactions described below unless specifically noted.

    Subsequent to December 31, 2002, the Company cancelled 445,000 outstanding stock options and issued 44,500 shares of restricted common stock as consideration to the option holders. The remaining 843,800 stock options, which had been issued to various consultants, were canceled for non-performance. The company also granted 100,000 warrants with a strike price of $1.00 per share during the 2003 fiscal year.

    Commencing September 14, 2002, the Company began issuing subordinated convertible debentures to accredited investors only. The debentures bear interest at 10%, mature six months from the date of issuance, and are convertible into restricted common stock at a discount to market of 50% from the closing bid price on the date of conversion. Through December 31, 2002, a total of US $161,000 had been raised under these terms and no debentures had been converted. The aggregate amount of subordinated convertible debentures being offered is US $200,000.

    In October 2003, the Company completed a confidential private placement memorandum whereby the Company raised US $500,000 in cash from an unrelated investor in the form of a convertible bond. Per the terms of the bond agreement, the debt instrument is convertible into common stock at US $0.10 per share, and vests immediately. The bond accrues interest at 5.0% per annum.

    As of December 3, 2003, when we commenced this Offering, the Company has outstanding a total of US $643,696 in convertible promissory notes payable from prior periods. All of these notes are convertible into restricted shares of the Company's common stock at any time after the date of issuance at a conversion price equal to the amount of principal and/or interest being converted divided by 50% of the then market closing bid price per share of the common stock. The Company made cash payments on the notes totaling US $5,950 and US $8,900, during 2002 and 2001, respectively, and US $10,000 in outstanding notes were converted into 452,000 shares in 2002, and US $5,100 converted into 5,100 shares in 2001.

    From December 19, 2003 to April 20, 2004, we raised an aggregate of US $47,500 through the sale of 47,500 shares of our Series B Preferred Stock to five separate, accredited investors on December 19, 2003, January 16, 2003, February 4, 2004, February 13, 2004 and April 15, 2004. The Series B Preferred Stock was sold pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder. The Series B Preferred Stock is convertible into shares of the Company's common stock at any time after issuance for a conversion price equal to ten shares of common stock for each shares of Series B Preferred Stock converted.

   EXHIBITS.

Exhibit No.	Description	Location

3.1	Articles of Incorporation	Incorporated by Reference to Form 10-KSB filed May 27, 2003

3.2	By-Laws and Amended By-Laws	Incorporated by Reference to Form 10-KSB filed May 27, 2003

3.3	Articles of Incorporation of SDSDC	Incorporated by Reference to Form 10-SB filed October 29, 1999

3.4	Bylaws of SDSDC	Incorporated by Reference to Form 10-SB filed October 29, 1999

4.1	Certificate of Designations for Series A Preferred Stock	Incorporated by Reference to Form 10-QSB filed November 19, 2003

4.2	Certificate of Designations for Series B Preferred Stock, as amended	Incorporated by Reference to Form 10-KSB filed April 13, 2004

4.3	Form of Common Stock Certificate	Incorporated by Reference to Form 10-KSB filed on January 7, 2003

5.1	Legal Opinion	Included

10.1	Consulting Agreement with Creative Focus Productions dated September 30, 2003	Incorporated by Reference to From 8-K filed October 28, 2003

10.2	Rollercoaster, Inc. Merger Agreement	Incorporated by Reference to Form 10-KSB filed May 27, 2003

10.3	Prestige Periodical Distributors distribution agreement	Incorporated by Reference to Form 10-KSB filed May 27, 2003

10.4	Credit Line Loan Agreement with Broadleaf Capital Partners	Incorporated by Reference to Form 10-KSB filed May 27, 2003

10.5	First Amendment to Credit Line Loan Agreement	Incorporated by Reference to Form 10-KSB filed May 27, 2003

66

10.6	Agreement between LiveWire Sports Group, Inc. and Registrant dated October 26, 2003	Incorporated by Reference to Form 8-K filed October 28, 2003

10.7	Golo Lotto Asset Purchase Agreement	Incorporated by Reference to 10-QSB/A filed August 4, 2003

10.8	First Amendment to Golo Lotto Asset Purchase Agreement	Incorporated by Reference to Form 10-QSB/A filed August 4, 2003

10.9	Latin America Futbol Corporation Marketing Services Consulting Agreement	Incorporated by Reference to Form 10-QSB filed November 19, 2003

10.10	Golo Lotto Marketing and Licensing Agreement	Incorporated by Reference to Form 10-QSB filed November 19, 2003

10.11	Marketing Agreement with Academia de Futbol Tahuichi	Incorporated by Reference to Form 10-QSB filed November 19, 2003

10.12	Exclusive Licensing Agreement between Registrant and Haig International, Inc.	Incorporated by Reference to From 10-KSB filed April 13, 2004

10.13	Agreement between Registrant and 24th June Public Relations, Inc.	Incorporated by Reference to From 10-KSB filed April 13, 2004

10.14	Consulting Agreement between Registrant and Goldtech Mining Corporation	Incorporated by Reference to From 10-KSB filed April 13, 2004

10.15	JV Agreement with Macias/Clark Media Group	Included

21	List of Subsidiaries	Incorporated by Reference to From 10-KSB filed April 13, 2004

23.1(i)	Consent of Counsel	Included in Ex. 5

23.1(2)	Consent of Accountant	Included

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

(i) To include any Prospectus required by Section l0 (a) (3) of the Securities Act of l933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

(2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on April 28, 2004.

International Sports and Media Group, Inc

----------------------------------------

(Registrant)

By: /s/ Yan K. Skwara                           Date: April 28, 2004

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Yan K. Skwara

Title: President and CEO

Date: April 28, 2004